Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SEAGULL INTERNATIONAL LIMITED,

SEAGULL ACQUISITION CORPORATION

and

OMNIVISION TECHNOLOGIES, INC.

Dated as of April 30, 2015

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

Company Disclosure Letter

Other Schedules:

Schedule 5.1(a)	Interim Conduct of Business: Exceptions
Schedule 5.1(b)	Interim Conduct of Business: Consent Matters
Schedule 6.10	Director and Officer Indemnification Agreements
Schedule 6.18	Certain Consents
Schedule 6.19	Taiwan Plan

Annexes:

Annex A	Form of Guaranty

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 30, 2015 by and among Seagull International Limited, a Cayman Islands exempted limited company (“Investor”), Seagull Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Investor (“Acquisition Sub”), and OmniVision Technologies, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each share of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (other than Cancelled Company Shares and Dissenting Company Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to $29.75 per share (the “Merger Consideration”), and the Company will survive the Merger as a wholly owned subsidiary of Investor, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Company Board has unanimously (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement in accordance with the DGCL (such recommendation, the “Company Board Recommendation”);

WHEREAS, the respective boards of directors of each of Investor and Acquisition Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Investor and Acquisition Sub, respectively, of this Agreement, the performance by Investor and Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Beijing Integrated Circuit Design, Packaging and Testing Equity Investment Center (Limited Partnership), CITIC Capital MB Investment Limited and Neptune Connection Limited (collectively, the “Guarantors”) has entered into a limited guaranty, dated as of the date hereof and in the form attached hereto as Annex A (the “Guaranty”), in favor of the Company, pursuant to which the Guarantors have guaranteed, severally and not jointly, the obligations of Investor and Acquisition Sub under this Agreement up to the aggregate amount set forth therein; and

WHEREAS, Investor, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Investor, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1                               Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the date of this Agreement or (ii) executed, delivered and effective after the date of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided that such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement; provided further that if such agreement contains a less restrictive or no standstill restriction, the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Investor or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement), and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise,  involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than fifteen percent (15%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); (iii) any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Company Common Stock representing more than fifteen percent (15%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such transaction; or (iv) a liquidation, dissolution or other winding up of the Company.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person; provided that any other state-owned enterprises or Governmental Authorities controlled by the PRC shall not be deemed as Affiliates of Investor or Acquisition Sub unless they are controlled by the Guarantors, Investor or Acquisition Sub.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act, the PRC Anti-Monopoly Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement (it being understood that “Antitrust Law” specifically excludes Trade Laws, Exon-Florio and any other Law related to CFIUS).

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the PRC, the State of California or New York City or is a day on which banking institutions located in the PRC, the State of California or New York City are authorized or required by Law or other governmental action to close.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFIUS Approval” shall mean Investor and the Company shall have received written notice from CFIUS stating that: (i) CFIUS has concluded that the transaction is not a “covered transaction” and not subject to review under applicable Law; (ii) the review of the transaction contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Investor and Company and either (A) the period under the Defense Production Act of 1950 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2015 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the quarter ended January 31, 2015.

“Company Balance Sheet Date” shall mean January 31, 2015.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company ESPP” shall mean the Company’s 2009 Employee Stock Purchase Plan.

“Company License Agreements” shall mean all Inbound License Agreements and all Outbound License Agreements.

“Company Material Adverse Effect” shall mean any change, effect or event (each a “Change,” and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, for the purposes of this clause (a), no Change directly or indirectly resulting from or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change directly or indirectly resulting from or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i)                                     general economic conditions (or changes in such conditions) in the United States or any other country or region in the world where the Company or any of its Subsidiaries operates, or conditions in the global economy generally;

(ii)                                  conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world where the Company or any of its Subsidiaries operates, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)                               conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv)                              political conditions (or changes in such conditions) in the United States or any other country or region in the world where the Company or any of its Subsidiaries operates, or acts of war or terrorism (including any escalation or general worsening of any such acts of war or terrorism) in the United States or any other country or region in the world where the Company or any of its Subsidiaries operates;

(v)                                 earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world where the Company or any of its Subsidiaries operates;

(vi)                              changes in Law or other legal or regulatory conditions (or the interpretation thereof) applicable to the Company or its Subsidiaries or changes in GAAP or other accounting standards (or the interpretation thereof), in each case, after the date hereof;

(vii)                           the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of Investor or the Guarantors (except that this clause (vii) shall not apply in the determination of a breach or violation of the representations and warranties contained in Section 3.4 and Section 3.6 hereof);

(viii)                        any actions taken or failure to take action, in each case, by the Company or its Subsidiaries at Investor’s written request or otherwise as required in order to comply with this Agreement;

(ix)                              changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures are otherwise excepted from this definition); and

(x)                                 any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company relating to the Merger or this Agreement;

except to the extent any such Change described in clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies that operate in the industries in which the Company and its Subsidiaries primarily operate;

or (b) prevents or materially delays the consummation of the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so.

“Company Options” shall mean any outstanding options to purchase shares of Company Common Stock granted under any of the Company Stock Plans.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Product(s)” shall mean all products and services sold, offered for sale or licensed by the Company or any of its Subsidiaries as of the date hereof.

“Company Registered Intellectual Property” shall mean all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights and domain names that are registered, recorded or filed by, for or under authorization from (or in the name of) the Company or any of its Subsidiaries.

“Company Restricted Stock Unit” shall mean any outstanding restricted stock units granted under any of the Company Stock Plans.

“Company Stock Plans” shall mean the Company’s (i) 2000 Stock Plan, (ii) 2000 Director Option Plan, and (iii) 2007 Equity Incentive Plan.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Compliant” shall mean with respect to the Required Information (as defined in Section 6.16(a)(ii)), that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading.

“Confidential Information” shall mean information that is not generally known or readily ascertainable through proper means or is otherwise confidential, including any such information in the form of algorithms, customer lists, ideas, designs, schematics, netlists, RTL coding, design rules, test methodologies, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques.

“Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with the Company or any of its Subsidiaries or become employees of Investor, the Surviving Corporation or any of its Subsidiaries as required by applicable Law or otherwise.

“Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, guaranty, security agreement, franchise or other legally binding instrument, commitment or obligation, whether oral or in writing, excluding any Permits or Environmental Permits.

“Copyrights” shall mean copyrights and mask work rights (whether registered or unregistered), rights with respect to Works of Authorship and all registrations thereof and applications therefor throughout the world.

“Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice.

“DOL” shall mean the United States Department of Labor.

“Environmental Law” shall mean any applicable Law relating to (A) Releases or threatened Releases or Hazardous Materials; (B) manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials; or (C) protection of worker human health and safety with respect to exposures of Hazardous Materials.

“Environmental Permits” shall mean all permits, licenses, or registrations required under applicable Environmental Laws.

“Equity Consortium” shall mean the parties to the Equity Commitment Letter.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Ratio” shall mean the Merger Consideration divided by the fair market value of a share of Investor Parent as of the Effective Time.

“Financing Sources” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Commitment Letters and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Commitment Letters) relating thereto, and including in any event the Lenders.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, unit, official and any self-regulatory organization (including Nasdaq) and any court, tribunal, arbitral or judicial body, in each case whether federal, state, county, provincial, and whether local, foreign or supranational.

“Hazardous Materials” shall mean any chemical, substance or waste defined and regulated by a Governmental Authority as “hazardous,” “toxic,” “radioactive” or a “pollutant” under applicable Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Antitrust Clearance” shall mean, to the extent required under the HSR Act, the expiration or termination of the applicable waiting periods under the HSR Act.

“Inbound License Agreement” shall mean any Contract pursuant to which a third party has granted or agreed to grant to the Company or any of its Subsidiaries any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any authorization, license, covenant, release, immunity, waiver, standstill or other right with respect to any Intellectual

Property Rights or Technology other than (i) “shrink-wrapped” or other form licenses for commercially-available “off-the-shelf” software licensed to the Company or any of its Subsidiaries in object code form, (ii) licenses of Open Source Software, (iii) non-disclosure agreements not involving the express license of Intellectual Property Rights, (iv) evaluation licenses, or (v) Contracts that are not material to the business of the Company and its Subsidiaries as currently conducted nor material to the Intellectual Property Rights of the Company.

“Indebtedness” shall mean, with respect to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts (other than obligations in the nature of trade payables incurred or accrued in the ordinary course of business consistent with past practice), (v) all net liabilities of such Person under any interest rate swap or other hedging Contract, (vi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others.

“Intellectual Property Rights” shall mean any and all intellectual property, design, or industrial rights or other proprietary rights of a similar nature (anywhere in the world, whether statutory, common law or otherwise), including:  (i) rights associated with Patents; (ii) Copyrights (including mask work rights); (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights associated with Trademarks; (v) rights associated with domain names; (vi) trade secret rights associated with Confidential Information; (vii) database rights; (viii) moral rights of authors; (ix) any applications or registrations for any of the foregoing; and (x) rights in Technology.

“Intervening Event” shall mean any event, fact, development, circumstance or occurrence occurring after the date hereof that is unrelated to an Acquisition Proposal and that was not known to or reasonably foreseeable by the Company as of the date hereof.

“Investor Material Adverse Effect” shall mean any change, effect or event that prevents or materially delays the consummation of the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so.

“Investor Parent” shall mean Seagull Investment Holdings Limited, a Cayman Islands exempted limited company.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge, after due and diligent inquiry, of any executive officer of the Company and, with respect to Section 3.15, also of the individuals listed in Section 1.1(a) of the Company Disclosure Letter.  With respect to Intellectual Property Rights, “Knowledge” does not require any such executive officer or individual to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel.

“Law” shall mean any and all federal or national, state or provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code,

rule, regulation, ruling, directive, treaty, convention or other binding legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any claim, action, suit, lawsuit, litigation, hearing,(regulatory, administrative or otherwise), investigation or other legal proceeding brought by or pending before any Governmental Authority or any other arbitration, mediation or similar proceeding.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, right of first offer, preemptive right, community property interest or restriction of any nature (including any easement, reversion interest, right of way or other encumbrance to title, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Made Available” shall mean, with respect to any documentation, that prior to 11:59 p.m. (Pacific Time) on the date that is two (2) Business Days prior to the date of this Agreement, a copy of such material has been (i) posted to and made available to Investor and its Representatives in the electronic data room maintained by the Company with Intralinks, Inc. and (ii) reflected (including the notation of any updates) in the data room index available to Investor and its Representatives.

“MOFCOM” shall mean the Ministry of Commerce of the PRC or its competent local counterparts.

“Nasdaq” shall mean The Nasdaq Global Market.

“NDRC” shall mean the National Development and Reform Commission of the PRC or its competent local counterparts.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean software or other materials that are distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses; any other license approved as an open source license by the Open Source Initiative, including any license that requires source code to be made available in connection with any license, sublicense or distribution of such software; or any other form license agreement that purports to require or allow redistribution of source code licensed thereunder.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation or writ of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Outbound License Agreement” shall mean any Contract pursuant to which the Company or any of its Subsidiaries has granted or agreed to grant to any third party any right to use or otherwise practice or exploit, or has otherwise granted or agreed to grant any authorization, license, covenant, release, immunity, waiver, standstill or other right with respect to, any Intellectual Property Rights or Technology other than  (i) non-exclusive licenses granted to customers of the Company in the ordinary course of business, (ii) non-disclosure agreements that do not include express licenses to the Company’s Intellectual Property Rights, (iii) evaluation licenses or (iv) Contracts that are not material to the business of the Company and its Subsidiaries as currently conducted nor material to the Intellectual Property Rights of the Company.

“Owned Company IP” shall mean any and all Intellectual Property Rights that are or are purported to be owned by the Company or any of its Subsidiaries.

“Patents” shall mean all classes and types of patents and patent applications (including originals, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues), utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements throughout the world.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Company Balance Sheet in accordance with GAAP as adjusted in the ordinary course of business consistent with past practice through the Effective Time; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens that arise in the ordinary course of business of the Company or the applicable Subsidiary consistent with past practice and that either are not yet delinquent or are being contested in good faith and by appropriate proceedings; (iii) rights of tenants as tenants only, with respect to the Leased Real Property (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases (but only as to the security deposits described in the Leases), surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) recorded defects, imperfections or irregularities in title, easements, encumbrances, covenants and rights of way, and other similar restrictions of record, zoning, building and other similar codes or restrictions, and matters that would be disclosed by an accurate survey of the Leased Real Property or the Owned Real Property; (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2014 or the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2015; (viii) Liens that do not adversely affect the use or operation of the property subject thereto; (ix) Liens imposed on the underlying fee interest in the Leased Real Property, provided that such Liens have not been and will not be caused by the Company or any of its Subsidiaries, as applicable, or imposed on the leasehold interest of the Company or any of its Subsidiaries; (x) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice and that would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole; and (xi) statutory, common law or contractual liens of landlords as landlords (not including those liens of landlords arising from a default by the tenant thereunder).

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Anti-Monopoly Bureau” shall mean the Anti-Monopoly Bureau of the Ministry of Commerce of the PRC.

“PRC Anti-Monopoly Law” shall mean the PRC Anti-Monopoly Law made effective as of August 1, 2008.

“PRC Antitrust Clearance” shall mean, to the extent required under the PRC Anti-Monopoly Law, (i) Investor obtaining a Notice of Review Decision or other document issued by the PRC Anti-Monopoly Bureau approving the Merger pursuant to PRC Anti-Monopoly Law or (ii) the relevant statutory periods for a decision by the PRC Anti-Monopoly Bureau prescribed by the PRC Anti-Monopoly Law, including any extensions thereof, having expired.

“PRC Subsidiary” shall mean any Subsidiary of the Company organized under the Laws of the PRC.

“Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 (22).

“SAFE” shall mean the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

“SAFE Circular 7” shall mean Circular 7, issued by SAFE on February 15, 2012, titled “Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company.”

“SAFE Circular 37” shall mean Circular 37, issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents Through Special-Purpose Companies.”

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Singapore Sub” shall mean OmniVision Technologies Singapore Pte. Ltd., a wholly owned subsidiary of the Company.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a written bona fide Acquisition Proposal, not arising out of a material breach of Section 5.2, on terms that the Company Board determines, in its good faith judgment, after having received the advice of its financial advisor and outside legal counsel, and after taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the likelihood of consummation of such Acquisition Transaction (i) provides a higher value, from a financial point of view, to the Company Stockholders than the Merger (after taking into account any written offers made by Investor to modify the terms or conditions of this Agreement) and the failure of the Company Board to approve or recommend such Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under Delaware Law, (ii) the financing of which is fully committed and (iii) is reasonably expected to be consummated on a timely basis; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” each reference to “more than fifteen percent (15%)” in the definition of “Acquisition Proposal” shall be replaced with “a majority.”

“Taiwan” shall mean the Republic of China.

“Taiwan Contracts” shall mean all Contracts between the Company or any of its Subsidiaries, on one hand, and any of Taiwan Semiconductor Manufacturing Co., Ltd., VisEra Holding Company, VisEra Technologies Company, Ltd. and XinTec Inc., on the other hand.

“Taiwanese Entities” shall mean Taiwan OmniVision Investment Holding Co., Ltd., Taiwan OmniVision Technologies Co., Ltd., Taiwan OmniVision International Technologies Co., Ltd., Taiwan OmniVision Optoelectronics Technologies Co., Ltd., VisEra Holding Company, VisEra Technologies Company, Ltd. and XinTec Inc.

“Tax” shall mean (i) any and all U.S. federal, state and local and non-U.S. taxes, including taxes based upon or measured by net or gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts;  (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Technology” shall mean discoveries, ideas, know-how, proprietary processes and formulae, software in binary form, software in source code form, software in object form, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, models, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Trade Laws” shall mean (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700 — 799; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1 — 199; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120 — 130; and Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500 — 599) and (ii) all comparable applicable Laws outside the United States in countries in which the Company or one of its Subsidiaries is licensed to do business.

“Trademarks” shall mean any trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, firm names, brand names, product or technology designations (e.g., product code names, feature and technology names, model numbers, SKU numbers, electronic labels and identification numbers), together with all goodwill associated with any of the foregoing.

“Wholly Owned Subsidiary” shall mean, with respect to the Company, a direct or indirect Subsidiary in which the Company owns, directly or indirectly, all of its outstanding capital stock or other equity or voting interest (other than a de minimis amount of such capital stock or equity interest as are held by a director or officer of such Subsidiary as required under applicable Law and as disclosed in Section 3.7(a) of the Company Disclosure Letter).

“Works of Authorship” shall mean published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings.

1.2                               Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acquisition Sub	Preamble
Agreement	Preamble
Annual Report	Article III
Anti-Bribery Laws	3.20(c)
Assets	3.14
Cancelled Company Shares	2.7(a)(ii)
Cancelled RSUs	2.7(e)

Term	Section Reference
Cancelled RSU Consideration	2.7(e)
Capitalization Date	3.6(a)
Centre	9.10(a)
Certificate of Merger	2.2
Certificates	2.8(c)
CFIUS	6.2(a)
Citi Loan Agreement	6.18(b)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.18(a)
Commitment Letters	4.10(a)
Company	Preamble
Company Board Recommendation	Recitals
Company Board Recommendation Change	6.5(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Plans	6.11(b)
Company Related Parties	8.3(b)(v)
Company SEC Reports	3.8
Company Securities	3.6(c)
Company Stockholder Meeting	6.4(a)
Competing Acquisition Transaction	8.3(b)(i)
Confidentiality Agreement	9.4
Consent	3.5
Contributor	3.15(b)
D&O Insurance	6.10(b)
Debt Commitment Letters	4.10(a)
Debt Financing	4.10(a)
DGCL	Recitals
Dispute	9.10(a)
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.2
Employee Plans	3.17(a)
Enforceability Limitations	3.2(b)
Equity Commitment Letter	4.10(a)
Equity Financing	4.10(a)
ERISA Affiliate	3.17(a)
Exchange Fund	2.8(b)
Exclusively Licensed IP	3.15(g)
Exon-Florio	3.5
Extended Termination Date	8.1(b)(i)
Financing	4.10(a)
Financing Agreements	6.15(c)
FSE List	3.20(d)
Guarantor	Recitals

Term	Section Reference
Guaranty	Recitals
Indemnified Persons	6.10(a)
Initial Termination Date	8.1(b)(i)
International Employee Plans	3.17(a)
Investor	Preamble
Investor Parent Option	2.7(d)
Investor Parent RSU	2.7(e)
Investor Related Parties	8.3(c)(iii)
Joint Notice	3.5
Leased Real Property	3.13(b)
Leases	3.13(b)
Lenders	4.10(a)
Material Contract	3.12(a)
Maximum Annual Premium	6.10(b)
Merger	Recitals
Merger Consideration	Recitals
New Plans	6.11(c)
Old Plans	6.11(c)
Other Technology Owners	3.15(i)
Owned Real Property	3.13(a)
Payment Agent	2.8(a)
Permits	3.19
PII	3.15(o)
PRC Overseas Investment Approvals	4.4
Proxy Statement	3.28
Regulatory Filings	6.2(a)
Related Parties	3.24
Representatives	5.2(a)
Required Information	6.16(a)(ii)
Requisite Stockholder Approval	3.3
Reverse Termination Fee	8.3(c)(i)
Rules	9.10(a)
SAFE Share Incentive Rules and Regulations	3.20(f)
SDN List	3.20(d)
Side Letter	9.4
SIG	3.15(i)
Singapore Partial Tax Holiday	3.15(g)
Solvent	4.12
SSI List	3.20(d)
Subsidiary Securities	3.7(c)
Surviving Corporation	2.1
Takeover Laws	3.27
Tax Returns	3.16(a)
Taiwan Approvals	3.5(a)
Taiwan Divestiture	6.18(a)

Term	Section Reference
Taiwan Plan	6.18(a)
Taiwan Purchasers	6.18(a)
Termination Date	8.1(b)(i)
Termination Fee	8.3(b)(i)
Uncertificated Shares	2.8(c)
Vested Option Consideration	2.7(d)
Vested Out-of-the-Money-Option	2.7(d)

1.3                               Certain Interpretations.

(a)                                 Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.  Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(b)                                 Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)                                  The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d)                                 Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e)                                  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)                                   References to any statute or regulation are to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any section of any statute or regulation include any successor to such section.

(g)                                  References to any Governmental Authority include any successor to such Governmental Authority.

(h)                                 References to “$,” “U.S. dollars” and “dollars” are to the currency of the United States of America, and references to “RMB” are to the currency of the PRC.

(i)                                     Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material,” a “Company Material Adverse Effect” or an “Investor Material Adverse Effect” under this Agreement.

(j)                                    References to days mean calendar days unless otherwise specified.

(k)                                 When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l)                                     The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II
THE MERGER

2.1                               The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Investor.  The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2                               The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Investor, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Investor, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3                               The Closing.  The consummation of the Merger shall take place at a closing (the “Closing”) to occur at 10:00 a.m. (Pacific Time) at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304, on a date and at a time to be agreed upon by Investor, Acquisition Sub and the Company, which date shall be no later than the thirtieth (30th) day after the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), provided that, notwithstanding the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that, by their nature, are only capable of being satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), the Closing shall not be required to occur until (a) the date on which Investor has received the Required Information that is Compliant (or if such day is not a Business Day, the immediately following Business Day), or (b) such other earlier Business Day specified by Investor on no less than three (3) Business Days’ prior notice to the Company, but subject, in the case of each of sub-clauses (a) and (b), to the continued satisfaction or written waiver (where permissible) of the conditions set forth in Article VII (other than those conditions that, by their nature, are only capable of being satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless Investor, Acquisition Sub and the Company shall mutually agree upon another location, date and time in writing.  The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4                               Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5                               Certificate of Incorporation and Bylaws.

(a)                                 Certificate of Incorporation.  At the Effective Time, subject to the provisions of Section 6.10(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 6.10(a)); provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “OmniVision Technologies, Inc..”

(b)                                 Bylaws.  At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 6.10(a)).

2.6                               Directors and Officers.

(a)                                 Directors.  At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their resignation or removal or until their respective successors are duly elected or appointed and qualified, whichever is earlier.

(b)                                 Officers.  At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving

Corporation until their resignation or removal or until their respective successors are duly appointed, whichever is earlier.

2.7                               Effect on Capital Stock.

(a)                                 Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Investor, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)                           Company Common Stock.  Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into, and thereafter represent only, the right to receive cash in an amount equal to the Merger Consideration, without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii)                        Excluded Company Common Stock.  Each share of Company Common Stock owned by Investor, Acquisition Sub or the Company (including any such shares held in the treasury of the Company), or by any direct or indirect wholly owned Subsidiary of Investor or Acquisition Sub or any direct or indirect Wholly Owned Subsidiary of the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii)                     Capital Stock of Acquisition Sub.  Each share of common stock, par value $1.00 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)                                 Adjustment to the Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock but excluding, for the avoidance of doubt, the granting or other issuance of Company Options or Company Restricted Stock Units permitted by Section 5.1(b) of this Agreement), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c)                                  Statutory Rights of Appraisal.

(i)                           Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a)(i).  Such Company Stockholder shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Company Shares. At the Effective Time, the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each Company Stockholder who holds Dissenting Company Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost or withdrawn or has expired, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8.

(ii)                        The Company shall give Investor (A) prompt notice of any demands for appraisal received by the Company, withdrawals and attempted withdrawals of such demands, and any other instruments received by the Company with respect to rights to appraisal or in respect of Dissenting Company Shares and (B) the right to direct and participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares.  The Company shall not, except with the prior written consent of Investor, make any payment with respect to or approve any withdrawal of any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d)                                 Company Options.  Each Company Option that (i) is unvested and outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, or (ii) is vested and outstanding as of immediately prior to the Effective Time and (A) has a per share exercise price that is greater than or equal to the Merger Consideration, and (B) is held by an employee, director or consultant of the Company who is providing services to the Company as of immediately prior to the Effective Time (each such Company Option, a “Vested Out-of-the-Money Option”) be assumed and converted into an option to purchase, on the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time, the number of shares of Investor Parent equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, with the result rounded down to the nearest whole share, at an exercise price per share of Investor Parent, determined by dividing the per-share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to the Company Option immediately prior to the Effective Time by the Exchange Ratio, with the result rounded up to the nearest whole cent (each such option, an “Investor Parent Option”).  In addition, each Company Option held by a U.S. taxpayer shall be adjusted as required by Section 424 of the Code and Section 409A of the Code and the Treasury Regulations thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code and the Treasury Regulations under Section 409A of the Code.  Each Company Option that is vested and outstanding as of immediately prior to the Effective Time (other than a

Vested Out-of-the-Money-Option) shall be cancelled and terminated as of the Effective Time, and each holder of each such Company Option shall receive, subject to Section 2.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such vested Company Option immediately prior to the Effective Time, by (y) the excess of the amount of the Merger Consideration less the per share exercise price of such Company Option (the “Vested Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option).  The Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 2.7(d) under all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices.  For avoidance of doubt, the Company shall not take any action that would accelerate the vesting of the Company Options in connection with any of the transactions contemplated by this Agreement, except to the extent directed by Investor in Investor’s sole discretion between the date of this Agreement and the Effective Time, in which case the Company shall cause the vesting of any such Company Options to occur on or immediately prior to the Effective Time.  Within three (3) Business Days after the Closing, Investor shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Investor shall cause the Surviving Corporation to pay to each of the holders of vested Company Options, the applicable Vested Option Consideration (less any applicable withholding taxes payable in respect thereof) as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

(e)                                  Company Restricted Stock Units.  Each Company Restricted Stock Unit that (i) is granted on or after the date of this Agreement and (ii) is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, be assumed and converted into and become rights with respect to shares of Investor Parent, with each such Company Restricted Stock Unit representing the right to receive shares of Investor Parent upon settlement of such Company Restricted Stock Unit promptly after vesting (except to the extent the terms of the applicable restricted stock unit agreement provide for deferred settlement, in which case settlement shall be in accordance with the specified terms) and the number of shares of Investor Parent subject to each award of Company Restricted Stock Units shall be equal to the number of shares of Company Common Stock subject to such award immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share (such rights, an “Investor Parent RSU”).  Each Company Restricted Stock Unit that (A) was granted prior to the date of this Agreement and (B) is outstanding as of immediately prior to the Effective Time (collectively, the “Cancelled RSUs”) shall not be assumed and shall be cancelled and terminated as of the Effective Time, and each holder of each such Cancelled RSU shall receive, subject to Section 2.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon settlement of such Cancelled RSU immediately prior to the Effective Time, by (y) the amount of the Merger Consideration (the “Cancelled RSU Consideration”).  The Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 2.7(e) under all Company Restricted Stock Unit agreements and any other plan or arrangement of the Company, including delivering all required notices.  For avoidance of doubt, the Company shall not take any action that would accelerate the vesting of the Company Restricted Stock Units granted on or after the date of this Agreement that do not accelerate or become vested in connection with any of the transactions contemplated by this Agreement.  Within three (3) Business Days after the Closing, Investor shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Investor shall cause the Surviving Corporation to pay to each of the holders of Cancelled RSUs, the applicable Cancelled RSU Consideration (less any applicable withholding taxes payable in respect thereof) as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

(f)                                   Company ESPP.

(i)                           The Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to and effective as of, and contingent upon, the Effective Time.  All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Company Common Stock prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(ii)                        Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the rights of participants in the Company ESPP with respect to any offering period then underway to be determined by treating a Business Day determined by the Company that occurs prior to the Effective Time and determined in accordance with the terms of the ESPP as the “New Exercise Date” for all purposes under the Company ESPP and by making such other pro rata adjustments as may be necessary to reflect the shortened and final offering period but otherwise treating such shortened and final offering period as a fully effective and completed offering period.

(g)                                  Treatment of Company Stock Plans.  Effective as of, and contingent upon the occurrence of, the Effective Time, the Company, acting through the Company Board or the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to terminate the Company Stock Plans.  The Company shall take all actions necessary to ensure that, from and after the Effective Time, none of Investor, Investor Parent or the Surviving Corporation will be required to issue Company Common Stock or other share capital of the Company or the Surviving Corporation to any Person pursuant to or in settlement of a Company Option or Company Restricted Stock Unit.  Promptly following the date hereof, the Company shall deliver written notice to each holder of a Company Option or Company Restricted Stock Unit informing such holder of the treatment of their Company Options and/or Company Restricted Stock Units contemplated by this Agreement.

2.8                               Exchange of Certificates.

(a)                                 Payment Agent.  Prior to the Effective Time, Investor shall select a bank or trust company reasonably acceptable to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as the payment agent for the Merger (the “Payment Agent”).

(b)                                 Exchange Fund.  At the Closing, Investor shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of Section 2.7(a)(i), an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled thereunder.  Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Investor or the Surviving Corporation (such cash amount being referred to herein as the “Exchange Fund”).  Any interest and other income resulting from such investments shall be paid to Investor.  To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7(a)(i), Investor shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by Section 2.7(a)(i).

(c)                                  Payment Procedures.  Promptly following the Effective Time, Investor and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent) and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Section 2.7(a)(i).  Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Investor, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Payment Agent may reasonably require, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i), by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled.  In the case of a book-entry transfer of Uncertificated Shares, upon receipt of an “agent’s message” by the Payment Agent and confirmation of the book-entry transfer of such Uncertificated Shares into the Payment Agent’s account with Depository Trust Company (and such other evidence, if any, of transfer as the Payment Agent may reasonably request), the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i), by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled.  The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration.  Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d)                                 Transfers of Ownership.  In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and only if the Person requesting such payment has paid to Investor (or any agent designated by Investor) any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares or established to the satisfaction of Investor (or any agent designated by Investor) that such Taxes have been paid or are otherwise not payable.

(e)                                  Required Withholding.  Each of the Payment Agent, Investor and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Options and Company Restricted Stock Units such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws.  To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)                                   No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Investor, the Surviving Corporation or any other Person shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any portion of the Exchange Fund remaining unclaimed immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of all claims or interest of any Persons previously entitled thereto.

(g)                                  Distribution of Exchange Fund to Investor.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration (without interest and subject to abandoned property, escheat or similar Laws) to which such holders may be entitled pursuant to the provisions of this Article II.

2.9                               No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8.  Any Merger Consideration paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock represented thereby.  From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Company Shares.

2.10                        Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit and undertaking of an indemnity, in form and substance reasonably acceptable to Investor, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Investor or the Payment Agent, the posting by such Person of a bond in such customary amount as Investor or the Paying Agent may determine is reasonable and appropriate as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to Section 2.7.

2.11                        Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Investor on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in the Company’s Annual Report on Form 10-K for the year ended April 30, 2014 (the “Annual Report”) and any Company SEC Reports filed with or furnished to the SEC by the Company after the filing of the Annual Report with the SEC but prior to the date hereof (other than in any “risk factor” disclosure or any other forward looking statements set forth therein), the Company hereby represents and warrants to Investor and Acquisition Sub as follows:

3.1                               Organization; Good Standing.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

The Company is not in violation of its certificate of incorporation or bylaws.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company has Made Available to Investor complete and correct copies of the Company’s certificate of incorporation and bylaws, in each case as currently in effect.  The Company has Made Available to Investor true and complete copies (excluding portions thereof relating to the Merger and the transactions contemplated by this Agreement and the Company’s related strategic process in connection with the Merger) of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company Stockholders, the Company Board and each committee of the Company Board held since May 1, 2011.

3.2                               Corporate Power; Enforceability.

(a)                                 The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than obtaining the Requisite Stockholder Approval.

(b)                                 This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Investor and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (the “Enforceability Limitations”).

(c)                                  The Company Board, at a meeting duly called and held at which all directors of the Company were present, unanimously duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the Company Stockholders for adoption and approval and (iv) resolving, subject to Section 6.5, to recommend that the Company Stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger.

3.3                               Requisite Stockholder Approval.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary to adopt this Agreement and consummate the Merger.  No other vote of the holders of any class or series of the Company Capital Stock or other Company Securities is required by Law, the certificate of incorporation or bylaws of the Company or otherwise in connection with the consummation of any of transactions contemplated hereby to be consummated by the Company, including the Merger.

3.4                               Non-Contravention.  The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder, the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of the Company, (b) subject to obtaining consents under the Contracts set forth in Section 3.4(b) of the Company Disclosure Letter, violate, conflict with, require consent under, or result in the breach of or loss of benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration under, any Contract, (c) assuming the Consents referred to in Section 3.5 are obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.5                               Required Governmental Approvals.  No consent, approval, Order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder, the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby, except for (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of, the HSR Act and the PRC Anti-Monopoly Law, (d) the submission of a voluntary joint filing of notice of the transaction to CFIUS and any requested supplemental information (the “Joint Notice”) pursuant to 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170 (“Exon-Florio”) and the CFIUS Approval, (e) such filings, approvals or clearances with or by the Governmental Authorities in Taiwan with respect to the transactions contemplated hereby, including filings, approvals or clearances for foreign or PRC investments under the Act Governing Relations between the People of the Taiwan Area and the Mainland Area (collectively, the “Taiwan Approvals”) and (f) such other Consents where the failure to obtain such other Consents would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.6                               Company Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, and (ii) 10,000,000 shares of Company Preferred Stock.  As of the close of business in New York City on April 28, 2015 (the “Capitalization Date”): (A) 58,129,826 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) 20,599,187 shares of Company Capital Stock were held by the Company as treasury shares.  No shares of capital stock of the Company are owned by any Subsidiary of the Company.  All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)                                 As of the close of business in New York City on the Capitalization Date, there were 4,810,612 shares of Company Common Stock reserved for future issuance under the Company Stock Plans and 1,980,428 shares of Company Common Stock reserved for future issuance under the Company ESPP.  As of the close of business in New York City on the Capitalization Date, there were (i) outstanding Company Options to purchase 4,152,322 shares of Company Common Stock with a weighted average exercise price of $19.95 per share (including 3,644,002 shares of Company Common Stock subject to Company Options with an exercise price of less than the Merger Consideration) and (ii) outstanding Company Restricted Stock Units covering 3,054,272 shares of Company Common Stock.  All shares of Company Common Stock reserved for issuance will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.  Since the Capitalization Date, the Company has not issued any shares of Company Capital Stock or other rights or securities exercisable, convertible into or exchangeable for shares of Company Capital Stock, other than or pursuant to any equity awards or interests expressly permitted by Section 5.1(b).

(c)                                  Except as set forth in this Section 3.6 and as may be issued in compliance with Section 5.1(b), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights or other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or revenues, earnings, financial performance or any other attribute of the Company.  Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to the terms of Company Stock Plans and expressly permitted by Section 5.1(b) or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company, any of its Subsidiaries, or any other Person, (B) register any Company Securities or (C) obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities.  All outstanding Company Options and Company Restricted Stock Units have been issued in compliance in all material respects with all applicable Laws and all requirements set forth in the applicable Company Stock Plans.  None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or relating to the disposition, voting or dividends with respect to any Company Securities.

(d)                                 Section 3.6(d) of the Company Disclosure Letter sets forth a true and complete list of all Company Options and Company Restricted Stock Units outstanding as of the date hereof, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Option or Company Restricted Stock Unit, (iii) the grant date of each such Company Option or Company Restricted Stock Unit, (iv) the vesting schedule of each such  Company Option or Company Restricted Stock Unit, including any accelerated vesting such Company Option or Company Restricted Stock Unit may be subject to and the trigger for such accelerated vesting, (v) the exercise price for each such Company Option or Company Restricted Stock Unit, to the extent applicable, (vi) the expiration date of each such Company Option or Company Restricted Stock Unit, to the extent applicable, (vii) whether such Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, and (viii) the Company Stock Plan under which the Company Option or Company Restricted Stock Unit was granted. With respect to each grant of Company Options and Company Restricted Stock Units, each such grant was in all material respects made in accordance with the terms of the Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of Nasdaq.

(e)                                  Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the holding, redemption, repurchase, disposition or voting of, requiring registration of, or granting any preemptive rights, subscription rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any securities of the Company  or any of its Subsidiaries or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

3.7                               Subsidiaries.

(a)                                 Section 3.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets.  Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.  The Company has Made Available to Investor complete and correct copies of the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as currently in effect.

(b)                                 All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) are owned, directly or indirectly, by the Company (other than a de minimis amount of such capital stock or equity interest as are held by a director or officer of a Subsidiary as required under applicable Law and as disclosed in Section 3.7(a) of the Company Disclosure Letter), free and clear of all Liens and free and clear of preemptive rights or any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) and (iii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, commitment, understanding, restriction or arrangement under any provision of applicable Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound.

(c)                                  There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Subsidiary of the Company or other equity equivalent or equity-based awards or rights or other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company or revenues, earnings, financial performance or any other attribute of any Subsidiary of the Company.  Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities or register any Subsidiary Securities, nor is the Company or any of its Subsidiaries obligated to grant, extend or enter into any such agreements.  None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Subsidiary Securities or relating to the disposition, transfer, voting or dividends with respect to any Subsidiary Securities.

(d)                                 Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.  The Company does not have any Subsidiaries other than the Subsidiaries disclosed in Section 3.7(a) of the Company Disclosure Letter.

3.8                               Company SEC Reports.  Since May 1, 2011, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”).  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be (including, in each case, the rules and regulations promulgated thereunder), each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC or any foreign Governmental Authority that performs a similar function to that of the SEC.  No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports.  Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.  As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Reports, and the Company has Made Available to Investor correct and complete copies of all material correspondence between the SEC, on one hand, and the Company or any of its Subsidiaries, on the other hand, since May 1, 2011.  As of the date hereof, none of the Company SEC Reports is subject to outstanding SEC comment or investigation.

3.9                               Company Financial Statements.

(a)                                 The consolidated financial statements (including the related notes and schedules thereto) of the Company and its Subsidiaries included or incorporated by reference into  the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, as permitted by the SEC’s rules and forms), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments, the effect of which, individually and in the aggregate, is not material).  Since May 1, 2011, the

Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by a change in or update to GAAP or applicable Law.

(b)                                 The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are effective in ensuring that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.  The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(c)                                  The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has Made Available to Investor true and complete copies of any such disclosures made by management to the Company’s auditors and audit committee since May 1, 2011.

(d)                                 Since May 1, 2011, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative has identified or been made aware of (A) any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.  No attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e)                                  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the consolidated financial statements of the Company and its Subsidiaries filed with any Company SEC Report.

(f)                                   The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the Nasdaq, in each case, that are applicable to the Company.

3.10                        No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, that are required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) liabilities reflected or otherwise reserved against in the Company Balance Sheet (including the notes thereto), (b) liabilities incurred under this Agreement or in connection with the transactions contemplated by this Agreement, (c) liabilities incurred as expressly permitted by Section 5.1(b), (d) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (e) other liabilities that do not exceed $1,000,000, individually or in the aggregate.

3.11                        Absence of Certain Changes.

(a)                                 Since the Company Balance Sheet Date through the date hereof, except for actions taken or not taken as required in order to comply with this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice.  Since the Company Balance Sheet Date through the date hereof, there has not been or occurred any Company Material Adverse Effect.

(b)                                 Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance, that is material to the Company and its Subsidiaries, taken as a whole.

(c)                                  Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.1(b) if proposed to be taken after the date hereof.

3.12                        Material Contracts.

(a)                                 Section 3.12(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of all Material Contracts.  For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is currently bound (but shall not include purchase orders received or issued by the Company or any of its Subsidiaries in the ordinary course of the Company’s business consistent with past practice):

(i)                           any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii)                        any Contract that materially limits the ability of the Company or any of its Subsidiaries or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would materially limit the ability of Investor or any of its Subsidiaries, including the Surviving Corporation, to engage in any line of business or to engage in its business in any geographic location or to sell to or purchase from any Person;

(iii)                     any Contract containing any right of exclusivity in favor of other parties thereto;

(iv)                    any Contract relating to the disposition or acquisition, directly or indirectly, of any Person or other assets or business enterprise (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $2,000,000 that contains any continuing or outstanding obligations or that was entered into after May 1, 2009, other than sales of inventory in the ordinary course of business consistent with past practice;

(v)                       any Contract that relates to the formation, creation, operation, management or control of any legal partnership, joint venture entity, limited liability company or other similar arrangement;

(vi)                    any Contract that involves or relates to Indebtedness having an outstanding amount in excess of $1,000,000;

(vii)                 any Contract that (A) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) prohibits the pledging of the capital stock of the Company or any of its Subsidiaries, (C) prohibits the issuance of any guaranty by the Company or any of its Subsidiaries or (D) imposes any restrictions on the use of cash or cash equivalents of the Company or any of its Subsidiaries (other than any such restrictions that are Permitted Liens);

(viii)              any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in,

or assumed, guaranteed or agreed to act as a surety in excess of $1,000,000 with respect to any liability of any person that is neither the Company nor any of its Subsidiaries;

(ix)                    (A) any Contract that grants the other party or any third person “most favored nation” or similar status, or any type of special discount rights, (B) any Contract that contains “non-solicitation,” “no hire” or similar provisions which prevent the Company or any of its Subsidiaries or Affiliates from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees, in a manner that individually or in the aggregate is material to the Company and its Subsidiaries, taken as a whole or (C) any Contract that contains any right of first refusal, first notice or first negotiation with respect to the sale of any portion of the equity or assets of the Company or any of its Subsidiaries;

(x)                       any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $1,000,000 over the remaining term of such Contract or more than $1,000,000 annually, other than any Employee Plans;

(xi)                    any Contract that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $1,000,000;

(xii)                 any Contract that is a Company License Agreement;

(xiii)     any Contract giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Merger and the transactions contemplated by this Agreement;

(xiv)    any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than any Subsidiary of the Company), on the other hand;

(xv)                any Contract between the Company or any of its Subsidiaries, on the one hand, and either of China WLCSP Limited or Phostek, Inc., on the other hand;

(xvi)             any Taiwan Contract;

(xvii)          any Contract with any Governmental Authority; and

(xviii)       any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvii) above.

(b)                                 True and complete copies of all Material Contracts as of the date of this Agreement (including all amendments, exhibits and schedules thereto) have been (i) publicly filed with the SEC in the Annual Report or any Company SEC Reports filed with or furnished to the SEC by the Company after the filing of the Annual Report with the SEC but prior to the date hereof or (ii) Made Available to Investor.

(c)                                  Each Material Contract is valid and binding on the Company and/or each such Subsidiary of the Company party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, except for such failures to be in full force and effect that are not material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries that is a party thereto nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default thereunder, except for such breaches and defaults that are not material to the Company and its Subsidiaries, taken as a whole.  As of the date hereof, the Company and its Subsidiaries have not received any written claim or notice of default, termination, failure to renew or cancellation under any such Material Contract, except for such breaches and defaults that are not material to the Company and its Subsidiaries, taken as a whole.

3.13                        Real Property.

(a)                                 Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all real property owned by the Company or any of its Subsidiaries (such real property, together with all of the buildings, structures and other improvements thereon, the “Owned Real Property”).  The Company or one of its Subsidiaries has good and marketable title in fee simple to all Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no pending or, to the Knowledge of the Company, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property.

(b)                                 Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”).  True, correct and complete copies of all Leases now in effect for the Leased Real Property have been (i) publicly filed with the SEC in the Annual Report or any Company SEC Reports filed with or furnished to the SEC by the Company after the filing of the Annual Report with the SEC but prior to the date hereof or (ii) Made Available to Investor.  The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens.  All such Leases are in full force and effect.  Since May 1, 2011 through the date of this Agreement, no party to any Lease relating to the Leased Real Property has given written notice to the Company or any of its Subsidiaries of or made a written claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder.  To the Knowledge of the Company, neither the Company nor any Subsidiary nor any tenant under any Lease is in material default thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Lease.

(c)                                  There are no existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any portion of the Owned Real Property or Leased Real Property.

3.14                        Personal Property and Assets.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, all Assets of the Company and its Subsidiaries that are material to the Company or the relevant Subsidiary, free and clear of all Liens other than Permitted Liens.  No representation is made under this Section 3.14 with respect to any real property or any intellectual property or intellectual property rights, which are provided for in Section 3.13 and Section 3.15, respectively.

3.15                        Intellectual Property.

(a)                                 Section 3.15(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of all Company Registered Intellectual Property, in each case listing, as applicable, (i) the name of the registrant or current owner, (ii) the name of any other Person that has an ownership interest in each item of Company Registered Intellectual Property, (iii) the jurisdiction where the application or registration has been registered or filed, (iv) the application or registration number and (v) the filing date and issuance, registration or grant date.  The Company Trademarks have been in continuous use in commerce in the locations or jurisdictions in which such Trademarks are registered, and in connection with the goods or services listed in the applicable certificates for such Trademarks.

(b)                                 Each current and former officer, employee of the Company and any Subsidiary thereof, as well as any consultant, advisor, independent contractor, agent, service provider that has contributed to material Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries (any of the foregoing, a “Contributor”) has executed and delivered to the Company a confidentiality and invention assignment agreement substantially in the form provided in Section 3.15(b) of the Company Disclosure Letter.

(c)                                  The Company and its Subsidiaries have taken all necessary steps, consistent with generally accepted industry standards and any applicable Laws, and, in any event, no less than commercially reasonable steps to protect its rights in, and to safeguard and maintain the secrecy and confidentiality of all Company Confidential Information.  Except for disclosure to Contributors in Section 3.15(b), neither the Company nor any Subsidiary thereof has authorized the disclosure of any material Confidential Information of the Company or any Subsidiary thereof, nor has any such Confidential Information been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto, substantially in the form provided in Section 3.15(b) hereto.

(d)                                 The Company Products perform, in all material respects, in accordance with the functional specifications and documentation provided by Company to any of its customers or to their end users.

(e)                                  All Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable and has not been abandoned, dedicated to the public or passed into the public domain.  Notwithstanding the foregoing, none of the Company

Registered Intellectual Property has been held invalid or unenforceable in any Legal Proceeding or by any Governmental Authority.  Without limiting the generality of the foregoing, none of the Company and its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered Intellectual Property.

(f)                                   The Company solely and exclusively owns all right, title and interest in and to (including the sole right to enforce and all causes of action and claims for past infringement or violation thereof) the Owned Company IP, free and clear of all Liens (other than Permitted Liens).  The Company has the sole, unrestricted right to sue for past, present and future infringement of the Owned Company IP and recover damages, costs and other remedies with respect thereto.  All Owned Company IP is transferable and assignable in connection with the Merger without restriction and without payment of any kind to any third party.  To the Knowledge of the Company, there are no facts, circumstances or information that would or reasonably could be expected to adversely affect, limit, restrict, impair or impede the ability of Investor of any of its Subsidiaries or Affiliates to (i) use and practice any Intellectual Property Rights after the Closing in the same manner as currently used and practiced by the Company or any of its Subsidiaries; or (ii) enforce any Owned Company IP.  The Owned Company IP, together with the Intellectual Property Rights licensed under Inbound License Agreements, (A) include, to the Knowledge of the Company, all rights to Patents, and (B) otherwise include all non-Patent Intellectual Property Rights, that are used in the business of the Company and its Subsidiaries as currently conducted.

(g)                                  All Intellectual Property Rights that are licensed under Inbound License Agreements that are exclusive to the Company and its Subsidiaries (the “Exclusively Licensed IP”) are listed in Section 3.15(g)(i) of the Company Disclosure Letter.  The Company has the sole and exclusive right to enforce the Exclusively Licensed IP against any infringers anywhere in the world, and no such rights have been retained with respect to the Exclusively Licensed IP by any third party.  All Company License Agreements are in full force and effect, and enforceable in accordance with their terms. There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Company License Agreement. Section 3.15(g)(ii) of the Company Disclosure Letter contains a complete and accurate list and summary of any amounts owed by the Company the Company or any of its Subsidiaries to a third party for the use of Intellectual Property Rights, including with respect to royalties, fees, and commissions, that are in excess of $1,000,000 with respect to Intellectual Property Rights that are inclusive of rights under Patents, and $5,000,000 for Intellectual Property Rights that do not include rights under Patents.  Neither the Company nor, to the Knowledge of the Company, any other party to any Company License Agreement is in breach or default of such Company License Agreement.  All Company License Agreements are assignable and transferable by the Company in connection with the Merger without consent or payment of fees and following the Closing Date.

(h)                                 Section 3.15(h) of the Company Disclosure Letter contains a complete and correct list of all Open Source Software that is included in or required for the proper functioning of the Technology of any Company Product and identification of (i) the terms under which such Open Source Software is licensed and (ii) the manner in which the applicable Company Product incorporates, is integrated or is to be integrated or bundled with or links to such Open Source Software. No Company Product is subject to any Open Source Software license.

(i)                                     Section 3.15(i) of the Company Disclosure Letter contains a complete and correct list of each standards-setting organization, university or industry body, consortium, other multiparty special interest group and any other collaborative or other group in which the Company is currently participating, in which the Company or any of its Subsidiaries has participated in the past or applied for future participation in and under whose intellectual property policies any Owned Company IP is bound, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority (each, a “SIG”).  The Company and its Subsidiaries are not bound by, and have not agreed to be bound by, nor is any Owned Company IP otherwise subject to, any contract, bylaws, policy, pledges, commitments or rule of any SIG that requires or purports to require the Company or any of its Affiliates or any assignees or successors-in-interest thereto, or any Affiliates of any of the foregoing to contribute, disclose or license, or grant, or covenant not to assert any rights under any Intellectual Property Rights to such SIG or its other members or third Persons.  Neither the Company, any of its Affiliates nor any of its Contributors nor any current or prior third-party owners of any Owned Company IP or Company Products (“Other Technology Owners”) has made or is obligated to make any declarations or has submitted or is obligated to submit any letters of assurance or similar documents to any SIG (in the case of Other Technology Owners, with respect to the Owned Company IP).

(j)                                                                                    All Technology developed for the Company or any of its Subsidiaries and embodied by the Owned Company IP or, to the Knowledge of the Company, Exclusively Licensed IP was developed at private expense, and no Governmental Authority has any rights in any Technology developed for the Company or any of its Subsidiaries and embodied by the Owned Company IP or, to the Knowledge of the Company, Exclusively Licensed IP or the proceeds thereof.  No government funding, facilities of a university, college, other educational institution or research center, or funding from a nongovernmental funding agency or any other third parties, was used in the development of any Company Products or Technology developed for the Company or any of its Subsidiaries and embodied by the Owned Company IP or, to the Knowledge of the Company, Exclusively Licensed IP.  No Intellectual Property Rights of the Company or any of its Subsidiaries are subject to any outstanding Order or Contract restricting the use or other practice or exploitation thereof by the Company or any of its Affiliates or, in the case of Owned Company IP, restricting the sale, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries, or, in the case of Exclusively Licensed IP, restricting the transfer, assignment or sublicensing, in whole or in part, of the applicable licenses.

(k)                                 Neither the execution, delivery and performance of this Agreement and such other agreements, documents and instruments to be executed after the date hereof, nor the consummation of the Merger will violate or result in the breach, material modification, cancellation, termination or suspension of, or acceleration of any payments under any Company License Agreement, or otherwise result in the revocation, impairment, modification, suspension, cancellation or termination of any other Intellectual Property Rights of the Company or any of its Subsidiaries, whether by operation of Law, Contract, or otherwise.  Neither the execution nor the performance of this Agreement and such other agreements, documents and instruments to be executed and delivered after the date hereof, nor the consummation of the Merger, nor any Contract to which the Company or any Subsidiary is a party, will cause or require Investor or any of its Affiliates to grant to any Person any license, sublicense, covenant not to sue, purchase right, right of first refusal, reversionary rights, march-in rights, immunity, release, waiver or other right with respect to or under any of Investor’s or its Affiliates’ Intellectual Property Rights.

(l)                                     The business of the Company and its Subsidiaries as currently conducted (i) does not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate (A) to the Knowledge of the Company, any Patent rights; or (B) any non-Patent Intellectual Property Rights of any third party and (ii) does not constitute and will not constitute unfair competition or trade practices under the Laws of any relevant jurisdiction. Since March 1, 2009 through the date hereof, no action or claim is pending, and no written notice of any action or claim has been received by the Company or any of its Subsidiaries, alleging that the Company or a Subsidiary thereof, or any Company Product has infringed, misappropriated, diluted, used or disclosed without authorization, or otherwise violated:  (A) the Intellectual Property Rights of any third party; or (B) the unfair competition or trade practices under the Laws of any relevant jurisdiction.  Since March 1, 2009 through the date hereof, and except as did not result in payments to any third party by or on behalf of the Company, none of the Company and its Subsidiaries has received any written correspondence asking or inviting the Company or any of its Subsidiaries to enter into an Intellectual Property Rights license or similar agreement, to pay for or obtain a release for Intellectual Property Rights infringement, or otherwise to enter into other arrangements with respect to the Intellectual Property Rights of any other Person.  Since May 1, 2011 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the sole and exclusive ownership of any Owned Company IP or sole or exclusive license to any Exclusively Licensed IP or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto or that any such Owned Company IP or Exclusively Licensed IP is invalid, unenforceable or has been misused.

(m)                             Since March 1, 2009 through the date hereof, the Company and its Subsidiaries have not instituted, asserted or threatened any claim or action against any third party with respect to infringement, misappropriation, dilution, use or disclosure without authorization, or other violation of any Owned Company IP, nor has the Company or any of its Subsidiaries issued any written communication inviting any third party to take a license, authorization, covenant not to sue or the like with respect to any Owned Company IP.

(n)                                 Neither the Company nor any of its Subsidiaries is engaged in, or has engaged in, any false patent marking.

(o)                                 The Company and its Subsidiaries have been and are in compliance with all applicable laws, contractual requirements, and the published privacy policies or statements, and any other policies of Company concerning data security requirements, privacy policy notice requirements, data security breach requirements, and requirements regarding the use, storage, disclosure or transfer of personally identifiable information, which includes Protected Health Information, as defined in 45 C.F.R. § 160.103 (collectively, “PII”).  To the Knowledge of the Company, no investigation relating to the information privacy or data security practices (including collection, transfer or use) of Company or any of its Subsidiaries is being conducted by any Governmental Authority.  To the Knowledge of the Company, there has been no data security breach of any computer systems or networks, or unauthorized use of any PII that is owned, used, stored, received or controlled by or on behalf of the Company or any of its Subsidiaries.  To the Knowledge of the Company, there has been no actual or suspected privacy breach of any PII that is owned, used, stored, received or controlled by or on behalf of the Company or any of its Subsidiaries.  No claims are pending or, to the Knowledge of the Company, threatened or likely to be asserted against the Company or any of its Subsidiaries by any Person alleging a violation of any applicable laws or rights relating to privacy, PII or any other confidentiality rights under any applicable laws, policies or procedures.  The consummation of the transactions under this Agreement will not breach or otherwise cause any violation of any applicable laws relating to privacy or security, or of the privacy policies or procedures of the Company or any of its Subsidiaries.

3.16                        Tax Matters.

(a)                                 The Company and each of its Subsidiaries (i) have timely filed with the appropriate Governmental Authority (taking into account any valid extensions of time in which to file) all U.S. federal and material state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules or attachments thereto) (“Tax Returns”) required to be filed by any of the Company and its Subsidiaries, and such Tax Returns are true, correct and complete in all material respects, and (ii) have paid, or have reserved in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports for the payment of, all material Taxes required to be paid by or on behalf of each of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has incurred any liabilities for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the transactions specifically contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations extending the period for the assessment or collection of any Tax beyond the Closing Date.

(b)                                 The Company and its Subsidiaries have withheld or collected all material Taxes that the Company or its Subsidiaries have been required to withhold or collect and, to the extent required when due, have timely paid such Taxes to the proper Governmental Authority.

(c)                                  No audit of any Tax Return, or Legal Proceeding with respect to any material Taxes, of the Company or any of its Subsidiaries by any Governmental Authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any pending Legal Proceeding or an audit.  All Tax deficiencies asserted or Tax assessments made against the Company and its Subsidiaries as a result of any examinations by any Governmental Authority have been fully paid, unless such deficiencies and assessments are being contested in good faith by appropriate proceedings and adequate reserves for which have been established in accordance with GAAP.  Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with respect to Taxes with any Governmental Authority.  Neither the Company nor its Subsidiaries have received a written claim from a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.  Each of the Company and its Subsidiaries is and has at all times been resident for Tax purposes solely in its place of incorporation or formation.

(d)                                 There are no Tax liens on the assets of the Company or any of its Subsidiaries other than liens for Taxes not yet past due or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(e)                                  Neither the Company nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of an action taken on or prior to the Closing Date, including by virtue of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) made on or prior to the Closing Date, a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into on or prior to the Closing Date, an installment sale or open transaction effected on or prior to the Closing Date, a prepaid amount received on or prior to the Closing Date or an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing Date.

(f)                                   The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.  All related party transactions involving the Company or any of its Subsidiaries are at arm’s-length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local and non-U.S. law.

(g)                                  Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(h)                                 The Company has provided to Investor all written analyses prepared by or on behalf of the Company in respect of (i) the application of Section 382 of the Code to the net operating loss carryforwards of the Company or (ii) the application of Section 383 of the Code to any “excess credits” (as defined under that section) or foreign tax credits of the Company.

(i)                                     Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(j)                                    Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” or a “listed transaction,” as set forth in Treas. Reg. § 1.6011 4(b) (or any similar provision of U.S. state or local Law or foreign Law).  Each of the Company and its Subsidiaries has disclosed on its U.S. federal Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.

(k)                                 None of the Company nor any of its Subsidiaries is (i) a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (ii) a party to, or bound by, any Tax sharing, indemnification, allocation or other similar agreement or arrangement with respect to Taxes (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any amount under any such agreement or (iii) liable for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(l)                                     No transfer, documentary, sales, use, stamp, registration or other such Taxes will be payable upon consummation of the Merger.

(m)                             Singapore Sub (i) is in compliance with the requirements imposed by the Singapore Economic Development Board in order for Singapore Sub to retain substantially all of the benefits of the partial tax holiday granted by the Singapore Economic Development Board that reduces the applicable withholding tax rate on royalty payments or the applicable income tax rate on income generated from Singapore Sub’s business operations in Singapore from September 1, 2012 through August 31, 2022 (the “Singapore Partial Tax Holiday”), and (ii) is reasonably expected by the Company to be, as of August 31, 2022, in compliance with  the requirements imposed by the Singapore Economic Development Board in order for Singapore Sub to retain substantially all of the benefits of the Singapore Partial Tax Holiday, in each case, notwithstanding the Merger or any other transactions contemplated by this Agreement.

3.17                        Employee Plans.

(a)                                 Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”) with respect to which the Company or any of its Subsidiaries currently has or could have any material liability (together the “Employee Plans”).  With respect to each Employee Plan other than an Employee Plan that is maintained in any non-U.S. jurisdiction (together, the “International Employee Plans”), to the extent applicable the Company has Made Available to Investor complete and accurate copies of:  (A) the three (3) most recently filed annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the current plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the IRS or DOL relating to any material compliance issues in respect of any such Employee Plan.  With respect to each International Employee Plan, to the extent applicable, the Company has Made Available to Investor complete and accurate copies of (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b)                                 No Employee Plan is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, and neither the Company nor any Subsidiary has ever incurred any liability with respect to a multiemployer plan, multiple employer plan or other employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c)                                  Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, each Employee Plan has been maintained, operated and administered in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(d)                                 Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, each Employee Plan that is subject to Section 409A of the Code has:  (i) been operated and administered in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any tax, interest or penalty thereunder, (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005 1) at any time after October 3, 2004.

(e)                                  As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(f)                                   Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g)                                  No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(h)                                 Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter or prototype opinion letter from the IRS as to its qualifications and, to the Knowledge of the Company, is so qualified in all material respects, and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or prototype opinion letter that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.

(i)                                     Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset via insurance or are fully accrued.

(j)                                    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(k)                                 Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(l)                                     Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.

(m)                             No amount paid or payable by the Company or any Subsidiary of the Company in connection with the Merger or any of the transactions contemplated hereby (either alone or in combination with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No person is entitled to receive any additional payment (including any tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Section 4999 of the Code.

3.18                        Labor Matters.

(a)                                 (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries; and (iv) there is no strike, lockout, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries.

(b)                                 The Company and its Subsidiaries are materially complying with and since May 1, 2011 have materially complied with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining).  Neither the Company nor any of its Subsidiaries are engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.  No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c)                                  The Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.  Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(d)                                 Neither the Company nor any of its Subsidiaries are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  Neither the Company, any of its Subsidiaries, or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(e)                                  Except as set forth in the jurisdictions of employment in Section 3.18(e) of the Company Disclosure Letter, the employment of each officer, employee and consultant of the Company and each of its Subsidiaries is terminable at will.

3.19                        Permits.  (a) The Company and its Subsidiaries have in full force and effect, except in respect of any such permits, licenses, certificates, consents or approvals where the failure to have in full force and effect or to be in compliance therewith would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, and are in compliance with the terms of, all permits, licenses, certificates, authorizations, consents and approvals from Governmental Authorities necessary or required to conduct their businesses as currently conducted (“Permits”), and (b) no suspension, nonrenewal, adverse modification, revocation or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

3.20                        Compliance with Laws.

(a)                                 The Company and each of its Subsidiaries is, and, since May 1, 2011 have been, in compliance in all material respects with all Laws and Orders applicable to the Company and its Subsidiaries and their businesses, operations, properties or assets. No representation or warranty is made in this Section 3.20(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 3.8 and Section 3.9, (ii) matters that are covered solely in Section 3.15, (iii) applicable Laws with respect to Taxes, which are covered solely in Section 3.16, (iv) ERISA and other employee benefit-related matters, which are covered solely in Section 3.17, (v) labor Law matters, which are covered solely in Section 3.18, (vi) Environmental Laws, which are covered solely in Section 3.21, or (vii) the compliance matters addressed in subsections (c) through (f) of this Section 3.20.

(b)                                 Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any violation or potential violation by the Company or any of its Subsidiaries of any applicable Law or Order that is material to the Company or any of its Subsidiaries. To the Knowledge of the Company, no investigation by any Governmental Authority of the Company or any of its Subsidiaries is pending or threatened.

(c)                                  Neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees):  (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or similar Laws of any applicable jurisdiction (the “Anti-Bribery Laws”), (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.  Neither the Company nor any of its Subsidiaries has received any communication that alleges that any such Person, or any representative thereof is, or may be, in violation of, or has or may have any liability under, any Anti-Bribery Laws.  The Company utilizes effective controls procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable Anti-Bribery Laws will be prevented, detected and deterred.

(d)                                 The Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with all applicable Trade Laws. Without limiting the foregoing: (i) each of the Company and each of its Subsidiaries has obtained all licenses and other approvals required by any Trade Law for its export, reexport or transfer (in-country) of products, software and technology, and all such approvals and licenses were or are in full force and effect; (ii) each of the Company and each of its Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (iii) neither the Company, its Subsidiaries and Affiliates, nor any person or persons owning 50% or more (either individually or in the aggregate, directly or indirectly through intermediaries) or controlling either the Company or its Subsidiaries or Affiliates is identified on OFAC’s Specially Designated Nationals List (the “SDN List”), Foreign Sanctions Evaders List (the “FSE List”) or the Sectoral Sanctions Identifications List (the “SSI List”), or any other similar list maintained by OFAC; (iv) neither the Company, its Subsidiaries and Affiliates, nor any of their respective officers, directors, owners or agents (in their capacities as agents thereof) of each, is engaged in prohibited business dealings (A) with individuals or entities identified on the SDN List, FSE List or SSI List to the extent it would violate the Trade Laws, or (B) in countries subject to OFAC country-based sanctions to the extent that it would violate the Trade Laws; (v) as of the date of this Agreement, there are no pending or, to the

Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals; and (vi) as of the date of this Agreement, to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future actions against the Company or any of its Subsidiaries.

(e)                                  All required Permits, licenses, certificates, authorizations, consents and approvals in respect of the incorporation of the PRC Subsidiaries have been duly obtained from the PRC Governmental Authorities in accordance with applicable Laws; and all filings and registrations with the PRC Governmental Authorities required to be made in respect of the PRC Subsidiaries and their operations, including the registrations with MOFCOM, the State Administration for Industry and Commerce of the PRC or its competent local counterparts, SAFE, tax bureau and customs authorities, have been duly completed in accordance with applicable Laws, except where the failure to have such Permits, licenses, certificates, authorizations, consents approvals, filings or registrations would not, individually or in the aggregate, be material to the Company or any of its Subsidiaries.

(f)                                   (i) Each holder or beneficial owner of the Company Common Stock, the Company Options and/or the Company Restricted Stock Units who has an employment or service relationship with the PRC Subsidiaries (as set forth in SAFE Circular 7) and is subject to any of the registration or reporting requirements under SAFE Circular 7 or any other applicable SAFE rules and regulations directly relating to SAFE Circular 7 (collectively and including any successor PRC Law, the “SAFE Share Incentive Rules and Regulations”) has entrusted certain PRC Subsidiary of the Company to handle the relevant registration, reporting and other requirements, and both the entrusted PRC Subsidiary and such holder have complied with such reporting, registration and/or other requirements under the SAFE Share Incentive Rules and Regulations with respect to the entitlement under the Company Stock Plans; (ii) neither the Company nor any of its PRC Subsidiaries has received any written inquiries, notifications, Orders or any other forms of correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Share Incentive Rules and Regulations; and (iii) the Company and its Subsidiaries have made all written filings, registrations, reporting or any other communications required by SAFE Share Incentive Rules and Regulations. The directors and officers of the Company, and to the Knowledge of the Company, each employee and Affiliate of the Company or its Subsidiaries that is a beneficial owner of the Company Common Stock and that is a PRC resident, has complied with the registration and/or reporting requirements of SAFE Circular 37 with respect to the Company Common Stock.

3.21                        Environmental Matters.

(a)                                 The Company and each of its Subsidiaries are now and have been for the past five (5) years in compliance with all applicable Environmental Laws, and possess and are now and have at all times for the past five (5) years been in compliance with all applicable Environmental Permits necessary to operate the business as presently operated.

(b)                                 Neither the Company nor any of its Subsidiaries has Released any Hazardous Materials in violation of Environmental Law at any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries that requires corrective or remedial action that would reasonably be expected to result in liability to the Company and its Subsidiaries, taken as a whole.

(c)                                  Neither the Company nor any of its Subsidiaries has received from a Governmental Authority during the past five (5) years any written notification, including a written request for information under CERCLA or complaint, alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location.

(d)                                 There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened relating to the Company’s or its Subsidiaries’ non-compliance with Environmental Laws.

(e)                                  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(f)                                   The Company and its Subsidiaries have Made Available all Environmental Permits, and all “Phase I” and “Phase II” and other environmental reports in their possession, for all properties currently owned, operated or leased by the Company or any of its Subsidiaries or at which the Company or any of its Subsidiaries has received written notice from a Governmental Authority that it has liability under any Environmental Law.

3.22                        Litigation.  There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, against the Company or its Subsidiaries or against any of the material properties or assets of the Company and its Subsidiaries.  None of the Company or any of its Subsidiaries or any material properties or assets of the Company or any of its Subsidiaries are subject to any Order of, consent decree or settlement agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority.  There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any material properties or assets of the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.23                        Insurance.  The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and adequate for the operation of its business as presently conducted.  All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing material default nor any event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder.  As of the date of this Agreement, to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.  As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.  The annual premium currently paid by the Company for directors’ and officers’ liability insurance for its last full fiscal year and the coverage thereunder, is set forth in Section 3.23 of the Company Disclosure Letter.  To the Knowledge of the Company, between the date hereof and the Closing Date, the Company and its Subsidiaries will be able to renew its existing insurance policies as and when such policies expire or obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.

3.24                        Related Party Transactions.  Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, since May 1, 2011, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer, any Person in which any director or officer has any material economic interest, and any Person who has a family relationship (as defined in Item 401(d) of Regulation S-K under the Securities Act) with any director or officer) (collectively, “Related Parties”) thereof, but not including any Wholly Owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that have not been disclosed in the Company SEC Reports.  In the past five (5) years, no Related Party has, directly or indirectly (including through ownership of any material economic interest in any Person), (a) received any material payment or other material benefit from, (b) owned any interest in any assets (including any Company Intellectual Property Rights) of or (c) loaned any money to, or borrowed any money from, the Company or any of its Subsidiaries, in each case, other than in connection with and in accordance with the terms of such Person’s employment by the Company or any of its Subsidiaries.  No Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

3.25                        Brokers.  Except for J.P. Morgan Securities LLC (whose fees and expenses will be paid by the Company), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.  The Company has furnished to Investor a correct and complete copy of all agreements on behalf of the Company with J.P. Morgan Securities LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.

3.26                        Opinion of Financial Advisor.  The Company Board has received the written opinion of J.P. Morgan Securities LLC, financial advisor to the Company, dated as of April 29, 2015, to the effect that, as of the date of such opinion, and subject to the qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than Investor or any affiliate of Investor) pursuant to this Agreement is fair, from a financial point of view, to such holders.  A copy of such written opinion has been or will be delivered to Investor promptly following receipt thereof by the Company Board.

3.27                        State Anti-Takeover Statutes.  Assuming that the representations of Investor and Acquisition Sub set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law (a) are not applicable to this Agreement and the transactions contemplated hereby and thereby and (b) will not restrict, impair or delay the ability of Investor or Acquisition Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company.  No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company charter or Company bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

3.28                        Proxy Statement.  The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement and any other soliciting material that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.  The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Investor or Acquisition Sub or any of their Affiliates, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

3.29                        No Rights Plan.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

3.30                        Exclusivity of Representations. Except for the representations and warranties made by the Company in this Article III and in any instrument or agreement delivered pursuant hereto or contemplated hereby, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and (b) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Investor or any of its Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any representation or warranty set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

INVESTOR AND ACQUISITION SUB

Investor and Acquisition Sub hereby represent and warrant to the Company as follows:

4.1          Organization; Good Standing.  Investor is an exempted limited company duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.  Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.  Neither Investor nor Acquisition Sub is in violation of their respective certificates of incorporation or bylaws.

4.2          Corporate Power; Enforceability.

(a)           Each of Investor and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby, including the Financing.  The execution and delivery by Investor and Acquisition Sub of this Agreement, the performance by Investor and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Investor and Acquisition Sub of the transactions contemplated hereby, including the Financing, have been duly authorized by all necessary corporate action on the part of Investor and Acquisition Sub, and no additional corporate proceedings on the part of Investor or Acquisition Sub are necessary to authorize the execution and delivery by Investor and Acquisition Sub of this Agreement, the performance by Investor and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Investor and Acquisition Sub of the transactions contemplated hereby, including the Financing.

(b)           This Agreement has been duly executed and delivered by each of Investor and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Investor and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3          Non-Contravention. The execution and delivery by Investor and Acquisition Sub of this Agreement, the performance by Investor and Acquisition Sub of their respective covenants and obligations hereunder, the compliance by Investor and Acquisition Sub with the provisions hereof and the consummation by Investor and Acquisition Sub of the transactions contemplated hereby, including the Financing, do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws of Investor or Acquisition Sub, (b) violate, conflict with, require consent under, or result in the breach of or loss of benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Investor or Acquisition Sub is a party or by which Investor, Acquisition Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.4 are obtained or made, violate or conflict with any Law or Order applicable to Investor or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Investor or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have, individually or in the aggregate, an Investor Material Adverse Effect.

4.4          Required Governmental Approvals.  No Consent of any Governmental Authority is required on the part of or with respect to Investor or Acquisition Sub or any member of the Equity Consortium in connection with the execution and delivery by Investor and Acquisition Sub of this Agreement, the performance by Investor and Acquisition Sub of their respective covenants and obligations hereunder, the compliance by Investor and Acquisition Sub with the provisions hereof and the consummation by Investor and Acquisition Sub of the transactions contemplated hereby, including the Financing, except for (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and the PRC Anti-Monopoly Law, (d) the submission of a Joint Notice to CFIUS pursuant to Exon-Florio and the CFIUS Approval, (e) the Taiwan Approvals, (f) the filings and approvals with or by PRC Governmental Authorities with respect to the transactions contemplated hereby, including (A) the filings with and/or approvals of NDRC and MOFCOM with respect to the consummation of the transactions contemplated hereby, including the Financing, by Investor and Acquisition Sub and (B) SAFE’s registration and/or approvals in connection with the transactions contemplated hereby, including registration and/or approvals for conversion of RMB funds into U.S. dollar funds and transfer of U.S. dollar funds to Acquisition Sub or the holders of shares of Company Common Stock or other interests pursuant to or in connection with this Agreement and the Guaranty (to the extent that funding in U.S. dollars is required thereunder) (the filings, approvals and/or registrations referred to in clauses (A) and (B) of this Section 4.4(f) collectively, the “PRC Overseas Investment Approvals”),  and (g) where the failure to obtain such other Consents would not have, individually or in the aggregate, an Investor Material Adverse Effect.

4.5          Litigation.  As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Investor, threatened against or affecting Investor or Acquisition Sub or any of their respective properties that would have, individually or in the aggregate, an Investor Material Adverse Effect.  As of the date of this Agreement, neither Investor nor Acquisition Sub is subject to any outstanding Order that would have, individually or in the aggregate, an Investor Material Adverse Effect.

4.6          Proxy Statement.  The information supplied by Investor, Acquisition Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Investor or Acquisition Sub with respect to information supplied by the Company or any of their Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.

4.7          Ownership of Company Capital Stock.  Neither Investor nor Acquisition Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Neither Investor nor Acquisition Sub owns any shares of Company Common Stock.

4.8          Brokers.  Except for Bank of America Merrill Lynch and China International Capital Corporation Limited (both of whose fees and expenses will be paid by Investor or its Affiliates), no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Investor or Acquisition Sub.

4.9          Operations of Acquisition Sub.  Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities other than incidental to the transactions contemplated hereby and will have incurred no liabilities or obligations other than in relation to the transactions contemplated by this Agreement.

4.10        Financing.

(a)           Investor has delivered to the Company true, correct and complete copies of (i) the executed commitment letter, dated as of the date hereof, together with an executed fee letter (such fee letter may be redacted so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Debt Financing (as defined below)) referenced in such commitment letter (such fee letter, together with such commitment letter, and in each case, together with any related engagement letters, exhibits, schedules, annexes, supplements term sheets or other related agreements, collectively, as the same may be amended or replaced pursuant to Section 6.15, the “Debt Commitment Letters;” provided that for purposes of this Agreement, the Debt Commitment Letters shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with this Agreement, any commitment letters and related fee letters executed by such alternative financial institutions in respect of such alternative financing) from the lender parties thereto (together with their successors and assigns, the “Lenders;” provided that for purposes of this Agreement, the Lenders shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with this Agreement, any such alternative financial institution), pursuant to which, and subject only to the terms and conditions therein, the Lenders have committed to provide, or cause to be provided, debt financing in the amounts set forth therein to Investor for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing;” provided that for purposes of this Agreement, the Debt Financing shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with this Agreement, any such alternative financing), and (ii) the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the

“Commitment Letters”) from the Equity Consortium, pursuant to which, and subject only to the terms and conditions therein, each member of the Equity Consortium has committed to invest, or cause to be invested, the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b)           As of the date of this Agreement, each of the Commitment Letters, in the form so delivered, is in full force and effect, subject to the Enforceability Limitations, and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect.  As of the date of this Agreement, each of the Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of Investor and Acquisition Sub and the other parties thereto, subject to the Enforceability Limitations.  As of the date of this Agreement, to the knowledge of Investor, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Investor or Acquisition Sub under any term of any of the Commitment Letters.  As of the date of this Agreement, assuming the accuracy of the Company’s representations and warranties set forth in Article III and assuming compliance by the Company with its obligations under this Agreement, and subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, neither Investor nor Acquisition Sub has reason to believe that it will be unable to satisfy any term or condition of any of the Commitment Letters required to be satisfied by it or that any portion of the Financing contemplated thereby will be unavailable to Investor and Acquisition Sub at the Effective Time.  Investor and Acquisition Sub have fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are due and payable on or before the date of this Agreement.

(c)           Subject to the terms and conditions of the Commitment Letters and subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, assuming the accuracy of the Company’s representations and warranties set forth in Article III and assuming compliance by the Company with the covenants set forth herein, the aggregate proceeds contemplated by the Financing, together with other financial resources of Investor and Acquisition Sub including cash, cash equivalents and marketable securities of Investor and Acquisition Sub on the Closing Date, are sufficient to fund all of the amounts required to be provided by Investor and/or Acquisition Sub for the consummation of the transactions contemplated hereby, including the payment of all amounts required to be paid pursuant to Article II and the payment of all associated costs and expenses of the Merger and the other transactions contemplated hereby.  There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as set forth in the Commitment Letters.

4.11        Guaranty.  Concurrently with the execution of this Agreement, Investor and Acquisition Sub have delivered to the Company the Guaranty of each Guarantor.  Each such Guaranty has been duly executed and delivered by the applicable Guarantors and constitutes the valid and binding obligation of such Guarantor enforceable against the Guarantor in accordance with its terms (subject to the Enforceability Limitations and the relevant PRC Overseas Investment Approvals (if applicable)).

4.12        Solvency.  None of Investor, Acquisition Sub or the Guarantors is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Investor, Acquisition Sub, the Guarantors, the Company or any of their respective Subsidiaries.  As of the Effective Time, assuming (a) satisfaction of the conditions to Investor’s and Acquisition Sub’s obligation to consummate the Merger, or waiver of such conditions, (b) the accuracy in all material respects of the representations and warranties of the Company set forth in Article III hereof (excluding any qualification as to materiality or Company Material Adverse Effect included therein) and compliance in all material respects by the Company with its obligations hereunder and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and immediately following the Effective Time.  As used in this Section 4.12, the term “Solvent” means, with respect to the Surviving Corporation on a particular date, that on such date, (a) the sum of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed the sum of (A) the value of all “liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with the applicable U.S. federal Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) the Surviving Corporation will be able to pay its liabilities as they mature and (c) the Surviving Corporation will not have an unreasonably small amount of capital for the operation of its business.

4.13        OFAC.  Neither Investor, Acquisition Sub, each member of the Equity Consortium, nor any Person or Persons owning 50% or more (either individually or in the aggregate, directly or indirectly through intermediaries) or controlling either Investor, Acquisition Sub or any of the members of the Equity Consortium (or any of their permitted assignees), is identified on the SDN List, FSE List, SSI List or any other similar list maintained by OFAC or any other U.S. Governmental Authority pursuant to the U.S. Trade Laws or is identified on or by the United Nations Security Council Sanctions, the European Union Sanctions List, or the Bank of England—Financial Sanctions (HM Treasury) List.

4.14        Non-Reliance.  In connection with the due diligence investigation of the Company by Investor and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Investor and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including pursuant to Section 6.8) from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations.  Investor and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans).   Investor and Acquisition Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other

Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) except as set forth in Article III hereof.

4.15        Exclusivity of Representations. Except for the representations and warranties made by Investor and Acquisition Sub in this Article IV and in any instrument or agreement delivered pursuant hereto or contemplated hereby, (a) neither Investor nor any of its Subsidiaries, including Acquisition Sub, (or any other Person) makes, or has made, any representation or warranty relating to Investor, any of its Subsidiaries, including Acquisition Sub, or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and (b) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Company or any of its Affiliates or the Representatives of any of the foregoing are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any representation or warranty set forth in this Article IV.

ARTICLE V

COVENANTS OF THE COMPANY

5.1          Interim Conduct of Business.

(a)           Except (i) as specifically permitted or required by this Agreement, (ii) as set forth in Schedule 5.1(a) or (iii) as approved in advance by Investor in writing (which approval will not be unreasonably withheld, conditioned or delayed, other than as set forth in Schedule 5.1(b)), at all times during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (A) carry on its business in the usual, regular and ordinary course consistent with past practice and policies and (B) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has business relations, to preserve its assets, rights and properties in good repair and condition and to preserve intact its business organization.

(b)           Without limiting the generality of Section 5.1(a), except (i) as specifically permitted or required by this Agreement or (ii) as approved in advance by Investor in writing, at all times during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, take action, or enter into any Contract, authorize, commit, resolve or agree to take action, with respect to any matter set forth in Schedule 5.1(b); provided, however, with respect to the matters identified under the “Category 2” heading on Schedule 5.1(b), Investor’s approval shall not be unreasonably withheld, conditioned or delayed and in the event Investor fails to respond to the Company within three (3) Business Days after receipt of the Company’s written request, which contains sufficiently detailed information regarding the request and specific identification of the corresponding matter number on Schedule 5.1(b), for Investor’s approval, then Investor shall be deemed to have approved such request.

(c)           Notwithstanding the foregoing, nothing in this Agreement is intended to give Investor, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time.  Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2          No Solicitation.

(a)           Subject to Section 5.2(b), at all times during the period commencing from the date of this Agreement and continuing until the earlier to occur of (i) the termination of this Agreement pursuant to Article VIII and (ii) the Effective Time, the Company and its Subsidiaries shall not, and shall cause their respective directors, officers or other employees, controlled affiliates, or any investment banker, financial advisor, attorney, accountant or other agent or representative retained by any of them (collectively, “Representatives”) not to, directly or indirectly, (A) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal; (B) furnish to any Person (other than Investor, Acquisition Sub or any designees of Investor or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Investor, Acquisition Sub or any designees of Investor or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with respect to, or with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (C) continue or otherwise participate or engage in discussions or negotiations with any Person with respect to, or with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal; or (D) enter into any Contract contemplating, leading to or otherwise relating to an Acquisition Transaction.

(b)           The Company and its Subsidiaries shall, and shall cause the Representatives of the Company and its Subsidiaries to, (i) immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and (ii) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal and terminate the access of any Person other than Investor, Acquisition Sub and their Representatives to any “data room” hosted by the Company or any of its Subsidiaries or Representatives relating to any Acquisition Proposal.

(c)           Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to the receipt of the Requisite Stockholder Approval, if any Person makes a bona fide, written and unsolicited Acquisition Proposal that did not arise out of a material breach of this Section 5.2 and that the Company Board determines in good faith (after advice from its financial advisor and outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, the Company Board may, directly or indirectly through the Company’s Representatives, (i) participate or engage in discussions or negotiations with such Person regarding such Acquisition Proposal, including entering into an Acceptable Confidentiality Agreement, (ii) furnish to such Person any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to an Acceptable Confidentiality Agreement, provided that, contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Investor to the extent such information has not been previously furnished by the Company to Investor, and/or (iii) contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal; provided, however, that in the case of any action taken pursuant to the preceding clauses (i), (ii) or (iii), (A) the Company Board and/or any authorized committee thereof determines in good faith (after advice from outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law and (B) the Company gives Investor prompt written notice of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person pursuant to Section 5.2(e).

(d)           Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Investor and Acquisition Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Company Board and/or any authorized committee thereof determines in good faith (after advice from outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law.

(e)           In addition to the obligations of the Company set forth in Section 5.2(a), the Company shall promptly (and in any event within 48 hours of receipt) notify Investor in writing if the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request or inquiry, the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of any written proposal, offer or draft agreement provided by such Person.  The Company shall keep Investor reasonably informed (including by notifying Investor within 48 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of the status and terms of any such Acquisition Proposal, request or inquiry, including furnishing copies of any written inquiries, correspondence and draft documentation.

(f)            The Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries, whether or not such

Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(g)           The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2.

(h)           The Company shall not take any action to exempt any Person (other than Investor, Acquisition Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(e).

ARTICLE VI

ADDITIONAL COVENANTS

6.1          Further Action; Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of Investor and Acquisition Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Article VII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities that are necessary to consummate the Merger and the other transactions contemplated by this Agreement; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement.  In addition to the foregoing, neither Investor or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, materially delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement.  Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall, without Investor’s prior written consent, pay or commit to pay any consent or other similar fee, “profit sharing” or other similar payment, any penalty or any other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

6.2                               Regulatory Approvals.

(a)                                 Investor and/or Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as reasonably practicable after the date of this Agreement, but in no event later than fifteen (15) Business Days from the date of this Agreement, (ii) file an initial filing with the PRC Anti-Monopoly Bureau relating to this Agreement and the transactions contemplated hereby as required by the PRC Anti-Monopoly Law as soon as reasonably practicable after the date of this Agreement, (iii) (A) engage in the pre-notice consultation process with the Committee on Foreign Investment in the United States (“CFIUS”) and jointly make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby as soon as reasonably practicable after the date of this Agreement, and (B) as soon as reasonably practicable after CFIUS notification that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, jointly file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a), (iv) prepare and file all filings required to obtain the PRC Overseas Investment Approvals as promptly as practicable after the date of this Agreement, (v) subject to Section 6.19, prepare and file all filings required to obtain the Taiwan Approvals as promptly as practicable after the date of this Agreement and (vi) prepare and file any other filing or written materials necessary or advisable to be made or submitted to any other Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement (the filings described in the foregoing clauses (i) through (vi) collectively, “Regulatory Filings”).

(b)                                 Each of Investor and the Company shall (i) cooperate and coordinate with the other in the making of Regulatory Filings (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws (including Antitrust Laws) or Orders with respect to any such filing, (ii) supply the other with any information and reasonable assistance that may be required or reasonably requested in connection with the making of such filings, (iii) supply any additional information that may be required or reasonably requested by the FTC, the DOJ, the PRC Anti-Monopoly Bureau, CFIUS or the relevant Governmental Authority of Taiwan and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to obtain the HSR Antitrust Clearance and PRC Antitrust Clearance as soon as practicable, to obtain the PRC Overseas Investment Approvals as soon as practicable (other than as waived by Investor pursuant to Section 7.1(b)(ii)(B)), to obtain the Taiwan Approvals as soon as practicable, to obtain the CFIUS Approval as soon as practicable, and to avoid any impediment to the consummation of the Merger under any applicable Laws (including Antitrust Laws) or Orders, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, CFIUS, the PRC Anti-Monopoly Bureau or any other Governmental Authority or Person may assert under any applicable Laws (including Antitrust Laws) or Orders with respect to the Merger; provided, however, that with respect to CFIUS, Investor shall not be obligated to accept any mitigation proposal by CFIUS as a condition to granting the CFIUS Approval except as set forth in Section 6.2(e).

(c)                                  Each of Investor and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent permitted by applicable Law, promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any Regulatory Filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party.  If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to a Regulatory Filing, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority (other than any PRC Governmental Authority) relating to the Merger or any other transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any material communications with any Governmental Authority regarding the Merger or any other transactions contemplated hereby, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority (other than any PRC Governmental Authority) regarding the Merger or any other transactions contemplated hereby, and (vi) provide each other (or counsel of each party, as appropriate) with copies of all material written communications to or from any Governmental Authority relating to the Merger or any other transactions contemplated hereby.  Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law.

(d)                                 Each of Investor, Acquisition Sub and the Company shall cooperate with one another to (i) promptly determine whether any filings not contemplated by this Section 6.2 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 6.2 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) in accordance with the other provisions of this Section 6.2 as if such other filings are also “Regulatory Filings,” promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(e)                                  Except as otherwise provided in this Agreement, each of Investor, Acquisition Sub and the Company shall offer to take (and if such offer is accepted, take reasonable best efforts to commit to take) all steps which it is capable of taking to avoid or eliminate impediments under any Antitrust Laws that may be asserted by the FTC, the DOJ, the PRC Anti-

Monopoly Bureau or any other Governmental Authority with respect to the transactions contemplated by this Agreement, and to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, obtaining the CFIUS Approval, in each case, so as to enable the Closing to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date, and will defend through Legal Proceedings on the merits any claim asserted in any court by any party, including appeals.  Without limiting the foregoing, each of Investor and Acquisition Sub shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Investor or its Subsidiaries (including the Company or any of its Subsidiaries), including effecting an internal corporate restructuring to the extent reasonable and practicable, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Investor or its Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or Legal Proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date.  At the request of Investor, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries.  Notwithstanding anything to the contrary in this Section 6.2, neither Investor and Acquisition Sub, on the one hand, nor the Company, on the other hand, shall be required to agree to any term or take any action in connection with obtaining the HSR Antitrust Clearance, PRC Antitrust Clearance and the CFIUS Approval (i) that is not conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement or (ii) would reasonably be expected to have, individually or in the aggregate, an adverse effect on Investor, Acquisition Sub, the Company or the Surviving Corporation that is material in any respect.

6.3                               Proxy Statement.

(a)                                 The Company shall use reasonable best efforts to deliver to Investor a reasonably complete initial draft of the Proxy Statement within ten (10) Business Days after the date hereof, and as soon as practicable following the date hereof (and in any event within twenty (20) Business Days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting.  The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq.  Investor and Acquisition Sub shall furnish in writing to the Company all information concerning Investor and Acquisition Sub as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement.  If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Investor or Acquisition Sub, or any of their respective directors, officers or other Affiliates, should be discovered by the Company, Investor or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the others, and the Company shall promptly prepare and file with the SEC an appropriate amendment or supplement to the Proxy Statement describing such information and, to the extent required by applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company Stockholders.

(b)                                 The Company shall respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement and shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof.  Subject to applicable Law, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement.

(c)                                  Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change specifically permitted by Section 6.5, (i) the Company shall not file with the SEC nor mail the Proxy Statement or any amendment or supplement thereto, and (ii) the Company shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement, in any such case referenced in the preceding clause (i) or (ii) without prior consultation with Investor and its counsel, including providing Investor and Acquisition Sub a reasonable advance opportunity to review and comment thereon or participate therein, as the case may be.

(d)                                 Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change, the Company shall advise Investor and Acquisition Sub, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement, or any receipt of a request by the SEC or its staff for additional information in connection therewith.

(e)                                  Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change specifically permitted by Section 6.5, the Company shall include the Company Board Recommendation in the Proxy Statement.

6.4                               Company Stockholder Meeting.

(a)                                 As soon as practicable following the date hereof, the Company shall, in consultation with Investor, establish a record date for a meeting of the Company Stockholders (such meeting or any adjournment or postponement thereof, the “Company Stockholder Meeting”) for the purpose of voting to approve the Merger in accordance with the DGCL and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith.  The Company shall duly call, give notice of, convene and hold the Company Stockholder Meeting as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company Stockholders; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting, which postponement or adjournment shall not exceed five (5) Business Days in the case of the following clause (i) or (iii), on any occasion if (i) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (ii) the Company is required to postpone or adjourn the

Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff, or (iii) after prior consultation with Investor, the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to lawfully obtain the Requisite Stockholder Approval.  The Company shall, on the reasonable request of Investor, advise Investor promptly as to the aggregate tally of proxies received by the Company with respect to the Requisite Stockholder Approval.

(b)                                 Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change specifically permitted by Section 6.5, the Company shall solicit from the Company Stockholders proxies in favor of the approval of the Merger in accordance with Delaware Law, submit the Merger for approval of the Company Stockholders at the Company Stockholder Meeting, recommend to the Company Stockholders that they adopt this Agreement and the transactions contemplated hereby, include such recommendation in the Proxy Statement and use its reasonable best efforts to secure the Requisite Stockholder Approval at the Company Stockholder Meeting.  Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Company Board Recommendation Change, unless such Company Board Recommendation Change is specifically permitted by Section 6.5.

6.5                               Company Board Recommendation.

(a)                                 Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify in a manner adverse to Investor, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Investor, the Company Board Recommendation, (ii) approve, endorse or recommend an Acquisition Proposal, or (iii) fail to include the Company Board Recommendation in the Proxy Statement (each of clauses (i), (ii) and (iii), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) under the Exchange Act, or any substantially similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act, shall not be deemed to be a Company Board Recommendation Change.

(b)                                 Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Requisite Stockholder Approval, (i) in connection with an Intervening Event or (ii) if the Company Board or the Company receives an Acquisition Proposal that did not arise out of a material breach of Section 5.2, and in connection with which the Company has complied in all material respects with Section 5.2(e) and this Section 6.5(b), and that the Company Board has determined in good faith after advice from its financial advisor(s) and outside legal counsel constitutes a Superior Proposal, the Company Board may (x) effect a Company Board Recommendation Change or (y) in the case of clause (B) above, authorize the Company to terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, in each case, if and only if:

(i)             prior to effecting a Company Board Recommendation Change, the Company Board and/or any authorized committee thereof determines in good faith, after advice from its outside legal counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law;

(ii)          the Company notifies Investor in writing at least five (5) Business Days before taking such action of its intention to do so, and specifies the reasons therefor, including, (X) if such notice is made in connection with a Superior Proposal, the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed agreement under which such Superior Proposal is proposed to be consummated and any other relevant documents, including any financing commitment letters (it being understood and agreed that, with respect to any amendment to the financial terms or any other material term of such Superior Proposal, the Company shall provide Investor a new written notice and a new additional period of three (3) Business Days in respect of each such amendment) and (Y) if such notice is made in connection with an Intervening Event, reasonable detail regarding such Intervening Event; it being agreed that any of the foregoing notice and any amendment to update such notice and the determination to deliver such notice, or update or amend public disclosure with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement;

(iii)       during such five Business Day period or, if applicable, such additional three Business Day period(s), prior to its effecting a Company Board Recommendation Change, if requested by Investor, the Company shall make its Representatives available to negotiate with Investor’s Representatives in good faith regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Investor;

(iv)      if Investor shall have delivered to the Company a written offer to modify the terms and conditions of this Agreement during such five Business Day period, or in the case of an amendment to the Superior Proposal requiring an additional three Business Day period pursuant to clause (ii) above, then during such additional three Business Day period (but in any event no later than 5:00 pm, Pacific Time, on the last day of such period), the Company Board and/or any authorized committee thereof, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Investor, continues to determine in good faith (after advice from its outside legal counsel (and, in connection with an Acquisition Proposal, also from its financial advisor(s))) that such Superior Proposal continues to be a Superior Proposal or that such Intervening Event continues to necessitate a Company Board Recommendation Change, as applicable, and that the failure to make a Company Board Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law; and

(v)         in the case of the Company terminating this Agreement to enter into a definitive agreement with respect to a Superior Proposal, the Company shall have paid, or caused the payment of, the Termination Fee in accordance with Section 8.3(b)(iii).

(c)                                  Nothing in this Agreement shall prohibit the Company Board and/or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) making any disclosure to the Company Stockholders that the Company Board and/or any authorized committee thereof determines in good faith (after advice from its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or any substantially similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Board Recommendation Change (including for purposes of Section 8.1(f)) unless the Company Board expressly reaffirms its recommendation to the Company Stockholders in favor of the approval of this Agreement and the Merger in such disclosure.

6.6                               Public Statements and Disclosure.  The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by both Investor and the Company.  Thereafter, none of the Company, on the one hand, or Investor and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or by obligations pursuant to any listing agreement with any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the restrictions set forth in this Section 6.6 shall not apply to any release or announcement made or proposed to be made by the Company following a Company Board Recommendation Change.

6.7                               Anti-Takeover Laws.  In the event that any Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Investor and Acquisition Sub shall take all action necessary within their respective control (including, in the case of the Company and the Company Board, grant all necessary approvals) to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement under such Takeover Laws and otherwise to eliminate, or if it is not possible to eliminate, to minimize the effect of such Takeover Law on this Agreement and the transactions contemplated hereby.

6.8                               Access.  At all times during the period commencing from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford Investor, Acquisition Sub, the Financing Sources and their respective Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, assets, books and records, contracts, facilities and personnel of the Company and its Subsidiaries; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information or (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege; and provided further, however, that no information or knowledge obtained by Investor in any investigation conducted pursuant to the access contemplated by this Section 6.8 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Investor and Acquisition Sub hereunder.  In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Investor in a way that would not violate any applicable Law or waive such attorney-client privilege.  Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries.  Any access to the properties of the Company or any of its Subsidiaries shall be subject to the terms and conditions of any applicable Lease and the Company’s reasonable security measures and insurance requirements and shall not include the right to perform Phase 1 or Phase 2 environmental assessments or other invasive testing.  The terms and conditions of the Confidentiality Agreement and the Side Letter shall apply to any information obtained by Investor, Acquisition Sub or any of their respective Representatives pursuant to the access contemplated by this Section 6.8.  Nothing in this Section 6.8 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

6.9                               Section 16 Matters.  Prior to the Effective Time, the Company shall take all actions reasonably necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10                        Directors’ and Officers’ Indemnification and Insurance.

(a)                                 The Surviving Corporation and its Subsidiaries shall (and Investor shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all (i) indemnification agreements set forth on Schedule 6.10, and as in effect on the date of this Agreement, between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporation or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement, in each case until the sixth (6th) anniversary of the Effective Time.  In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Investor shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers, in each case in their respective capacities as such, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)                                 Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”), provided that the Company shall not pay, and Investor and the Surviving Corporation shall not be obligated to pay, annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 3.23 of the Company Disclosure Letter).  The Surviving Corporation shall (and Investor shall cause the Surviving Corporation to) use reasonable best efforts to maintain such “tail” policy in full force and effect.  If, for any reason, such “tail policy” cannot be maintained in full force and effect at any time during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Investor shall cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 6.10(b), Investor and the Surviving Corporation shall not be obligated to pay annual premiums in excess of the Maximum Annual Premium; provided, however, that, if the annual premiums of such insurance coverage exceed such amount, Investor and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(c)                                  If Investor or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Investor and the Surviving Corporation set forth in this Section 6.10.

(d)                                 The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person.  Each of the Indemnified Persons (and their heirs) are intended to be third-party beneficiaries of this Section 6.10 with full rights of enforcement as if a party thereto.  The rights of the Indemnified Persons (and their heirs) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements, if any, with the Company or any of its Subsidiaries as Made Available to Investor, or applicable Law (whether at law or in equity).

(e)                                  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

6.11                        Employee Matters.

(a)                                 For the period of one (1) year following the Effective Time, the Surviving Corporation shall (and Investor shall cause the Surviving Corporation to) use reasonable best efforts to honor all Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time; provided, however, that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating, or from causing the Surviving Corporation to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(b)                                 For a period of one (1) year following the Effective Time, the Surviving Corporation shall (and Investor shall cause the Surviving Corporation to) use reasonable best efforts to provide, for the benefit of each Continuing Employee, employee benefits that are no less favorable than the benefits that were provided to the Continuing Employees under the Employee Plans as of immediately prior to the Effective Time (such employee benefit plans, but excluding equity-based benefits and individual employment agreements, the “Company Plans”).  In addition, base salary, bonus opportunity or regular wages as of immediately prior to the Effective Time shall not be decreased for a period of one (1) year following the Effective Time for any Continuing Employee who continues to be employed by the Surviving Corporation or an Affiliate during that period.

(c)                                  To the extent that a Company Plan is made available to any Continuing Employee at or following the Effective Time, the Surviving Corporation shall (and Investor shall cause the Surviving Corporation to) use reasonable best efforts to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation, sick time or paid time off accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits.  In addition, and without limiting the generality of the foregoing, to the extent commercially reasonable: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) the Surviving Corporation shall credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan.  Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Investor or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Investor or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time.

6.12                        Obligations of Acquisition Sub.  Investor shall take all action necessary to cause Acquisition Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.13                        Notification of Certain Matters.

(a)                                 At all times during the period commencing from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Investor and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Investor and Acquisition Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) and Section 7.2(b) to not be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Investor and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Investor pursuant to this Section 6.13(a).

(b)                                 At all times during the period commencing from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Investor shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Investor or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Investor or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 7.3(a) and Section 7.3(b) to not be satisfied at the Closing; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Investor or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.13(b).

6.14                        Certain Litigation.  The Company shall promptly advise Investor of any litigation commenced after the date hereof against the Company, any of its Subsidiaries or any of their respective directors or officers (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby and shall keep Investor reasonably informed regarding any such litigation.  The Company shall give Investor the opportunity to participate in the defense and any settlement of any such stockholder litigation and shall consider Investor’s views with respect to such stockholder litigation.  The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company or its directors or officers relating to this Agreement or the transactions contemplated hereby without Investor’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.15                        Financing.

(a)                                 Each of Investor and Acquisition Sub shall use, and shall cause their Affiliates to use, their respective reasonable best efforts to arrange the Financing as promptly as practicable on the terms and conditions described in the Commitment Letters, including using (and causing their Affiliates to use) their respective reasonable best efforts to: (i) maintain in effect the Commitment Letters, (ii) enter into definitive agreements with respect thereto as promptly as practicable on the terms and conditions contained in the Commitment Letters, and (iii) satisfy, or cause their Representatives to satisfy, on a timely basis (or, if deemed advisable by Investor, seek the waiver of) all conditions applicable to Investor, Acquisition Sub or their respective Representatives in such definitive agreements that are within their control; provided that this covenant shall not require Investor or Acquisition Sub to (A) commence any action against any of the other parties to the Debt Commitment Letters or the Financing Agreements, if any, with respect thereto, or (B) pay any material fees in excess of those contemplated by the Commitment Letters.

(b)                                 Investor shall have the right to amend, replace, supplement or otherwise modify, or waive any of its rights under the Commitment Letters, and/or substitute or add other debt financing for all or any portion of the Debt Financing from the same and/or alternative Lenders, and/or permit the parties to the Equity Commitment Letter to assign their commitments thereunder to other equity Financing Sources; provided that Investor shall not agree to, or permit, any amendments or modifications to, or any waivers under, or any replacements of, the Commitment Letters without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) if such amendments, modifications, waivers or replacements would (i) reduce the aggregate amount of the Financing to an amount committed that is below the amount required, together with other financial resources of Investor and Acquisition

Sub, including cash, cash equivalents and marketable securities of Investor and Acquisition Sub on the Closing Date, to consummate the Merger on the terms contemplated by this Agreement; (ii) impose new or additional conditions or otherwise expand upon the then-existing conditions precedent to funding of the Financing at or prior to the Effective Time as set forth in the Commitment Letters that would make such conditions materially less likely to be satisfied by the Closing; (iii) otherwise be reasonably expected to prevent or materially delay or impair the ability of Investor to consummate the Merger and the other transactions contemplated by this Agreement; or (iv) reduce the aggregate amount of commitments of the parties to the Equity Commitment Letter as of the date hereof and their Affiliates to less than 75% of the aggregate amount of commitments thereunder.  Investor shall promptly deliver to the Company copies of any amendment, replacement, supplement, modification or waiver of the Commitment Letters.

(c)                                  In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, (i) Investor shall promptly so notify the Company and (ii) Investor and Acquisition Sub shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative bank debt financing from alternative Financing Sources in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions not materially less favorable, taken as a whole, to Investor’s interests than those in the Debt Commitment Letters, as promptly as practicable following the occurrence of such event (and in any event no later than the Effective Time).  The definitive agreements entered into pursuant to the first sentences of this Section 6.15(c) or Section 6.15(a) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(d)                                 Each of Investor and Acquisition Sub acknowledges and agrees that the obtaining of the Financing or any alternative financing is not a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to applicable conditions set forth in Article VII and the requirements of Section 2.3.

(e)                                  Investor shall (i) prior to the Closing, give the Company prompt notice (A) upon becoming aware of any material breach of any provision of, or termination by any party thereto of any Commitment Letter or Financing Agreement, (B) upon the receipt of any written communication from any Person party to any Commitment Letter or Financing Agreement with respect to any threatened breach or termination thereof by such Person or (C) if it is reasonably expected that Investor or Acquisition Sub will not be able to obtain all or any portion of the Financing on the terms and conditions under the Commitment Letter or Financing Agreements and (ii) prior to the Closing, otherwise keep the Company reasonably informed, at the Company’s request, of material developments in Investor’s and Acquisition Sub’s efforts to arrange the Financing.

(f)                                   Nothing in this Section 6.15 or any other provision of this Agreement shall require, and in no event shall Investor or Acquisition Sub be required to (i) seek the Equity Financing from a source other than the Equity Consortium or in any amount in excess of that contemplated by the Equity Commitment Letter, (ii) amend or waive any term or condition of this Agreement, or (iii) commence any legal action or proceeding against any Financing Source party to the Debt Commitment Letters or, subject to Section 9.8(c), against any other Financing Source.

6.16                        Financing Cooperation.

(a)                                 Prior to the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, at Investor’s sole expense (such expense to be reasonable), cooperate in connection with the arrangement of the Financing as may be reasonably requested by Investor (provided that such requested cooperation is otherwise consistent with this Agreement and does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including:

(i)                       subject to Section 6.8, providing to the Financing Sources financial and other information in the Company’s possession with respect to the Merger, making the Company’s senior management, officers and advisors available to assist the Financing Sources and otherwise reasonably cooperating in connection with the consummation of the Financing, including, upon reasonable prior written notice, assisting in preparation for and participating in a reasonable number of calls and meetings in a reasonable location (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders of, the Financing and members of senior management of the Company), presentations, due diligence (including accounting due diligence) and presentations to prospective Financing Sources and investors, and cooperating with the syndication efforts of Investor and Acquisition Sub and their Financing Sources as contemplated by the Debt Commitment Letters, in each case in connection with all or any portion of the Financing;

(ii)                    as promptly as practical, furnishing Investor, Acquisition Sub and the Financing Sources, and their respective Representatives, with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Investor in connection with the Debt Financing or that are necessary for the satisfaction of the obligations and conditions set forth in the Debt Commitment Letters, including (A) the audited consolidated balance sheets and related consolidated statements of income, cash flows and shareholders’ equity of the Company for the three most recently completed fiscal years ended at least 90 days before the Closing, accompanied by an unqualified report thereon by its independent registered public accountants, and (B) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days before the Closing, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States (such information set forth in sub-clauses (A) and (B), collectively, the “Required Information”);

(iii)                 assisting with the preparation of bank information memoranda, business projections, lender presentations and similar documents required in connection with the Financing, including execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or its Subsidiaries or their respective securities, including (A) providing appropriate representations in connection with the preparation of financial statements and other financial data of the Company and its Subsidiaries, and (B) using reasonable best efforts to assist Investor in connection with the preparation by Investor of pro forma financial information and financial statements to the extent necessary or reasonably required by Investor’s financing sources

(including the Debt Financing sources) to be included in any marketing materials; it being understood and agreed that such documents, memoranda and materials shall contain disclosure and pro forma financial statements reflecting the Company (after giving effect to the Merger) as obligor;

(iv)                satisfying the conditions set forth in the Debt Commitment Letters (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company, its Subsidiaries and its or their Representatives);

(v)                   using reasonable best efforts in obtaining consents to the use of legal opinions, hedging agreements, appraisals, surveys, engineering reports, title insurance and other documentation and items required by the Debt Commitment Letters or as are reasonably requested by Investor and, if requested by Investor or Acquisition Sub, cooperating with and assisting Investor or Acquisition Sub in obtaining such documentation and items;

(vi)                executing and delivering, as of the Effective Time, any definitive financing documents, including any credit agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters (or a solvency opinion with respect to such solvency matters) and consents of accountants for use of their reports in any materials relating to the Debt Financing) as may be reasonably requested by Investor in connection with the Financing and otherwise reasonably facilitating the pledging of collateral (including (i) cooperation in connection with the pay-off of existing indebtedness and the release of related Liens (including the Indebtedness outstanding and Liens existing under and in connection with the Citi Loan Agreement), such cooperation to include keeping Investor promptly apprised of the status of discussions with such lender(s) and any issues arising out of such discussions that could materially affect Investor or the Debt Financing, and (ii) cooperation in connection with Investor’s efforts to obtain environmental assessments and title insurance), and the replacement or backing of any outstanding letter of credit maintained or provided by the Company or its Subsidiaries effective as of the Closing Date;

(vii)             taking all actions reasonably necessary to permit the Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s and its Subsidiaries’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements;

(viii)   seeking to ensure that the Financing Sources benefit materially from existing lender relationships of the Company and its Subsidiaries, if applicable, and furnishing at least five (5) Business Days prior to the Closing Date all documentation and other information required by Governmental Authorities under or otherwise reasonably requested by Investor in connection with applicable “know your customer,” anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the Financing;

(ix)                using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary of the Company is a party and to arrange discussions among Investor, Acquisition Sub and their Financing Sources with other parties to material leases, encumbrances and contracts; and

(x)                   taking all corporate actions (the effectiveness of which shall be subject to the occurrence of the Effective Time) necessary to permit the consummation of the Debt Financing, and to permit the proceeds thereof to be made available to Investor on the Closing Date to consummate the Merger.

(b)                                 The Company will periodically update any such Required Information provided to Investor in order to ensure that such Required Information is Compliant.  The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used in a manner that is not reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries in any material respect.  Investor shall (x) promptly after the written request of the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses and costs incurred in connection with the Company’s or its Affiliates’ cooperation obligations under this Section 6.16 and (y) indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against, and compensate and reimburse the Company and its Affiliates and its and their respective Representatives for, any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than, in the case of clause (x) and (y), losses, damages, claims, costs or expenses resulting from (A) any inaccurate or misleading financial information relating to the Company and its Subsidiaries provided by the Company in writing specifically for use in connection with the syndication of the Financing and (B) any material breach by the Company or any of its Subsidiaries of its obligations under this Section 6.16).  Neither the Company nor any of its Subsidiaries shall be required to (1) pay any commitment or other similar fee in connection with the Financing prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Investor or (2) be an obligor with respect to the Financing, or incur any obligation under any certificate, document or instrument relating to the Debt Financing that is effective, in each case prior to the Effective Time, or (3) take any action (A) under any certificate, document or instrument relating to the Debt Financing that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or (B) that would reasonably be expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability relating the Debt Financing.

6.17                        Intentionally Omitted.

6.18                        Third-Party Contracts and Consents; Repayment of Indebtedness.

(a)                                 The Company shall use its commercially reasonable efforts to obtain, and provide copies to Investor of, written consents to the Merger and the other transactions contemplated by this Agreement from each of the counterparties to the Contracts listed on Schedule 6.18, which consents shall acknowledge and agree that the applicable Contracts will continue after the Closing unaffected by the consummation of the Merger and the other transactions contemplated by this Agreement.

(b)                                 As soon as reasonably practicable but in any event no later than the earlier of (i) 6 months after the date hereof and (ii) the Closing, the Company shall repay and extinguish in full, with its own funds, all Indebtedness outstanding under the Loan and Security Agreement, dated March 16, 2007 (as amended from time to time), by and between the Company and Citibank N.A. (the “Citi Loan Agreement”) and shall use reasonable best efforts to cause the lender under the Citi Loan Agreement to execute all documents, take all actions, and deliver to Investor termination statements and mortgage releases that, when executed, carried out, filed or recorded, as the case may be, will be necessary to release any and all Liens relating to the Citi Loan Agreement.

6.19                        Taiwan Divestiture.

(a)                                 The plan relating to the restructuring of the Company’s ownership interests in certain Taiwanese Entities (the “Taiwan Divestiture”) as is necessary to obtain the Taiwan Approvals is set forth on Schedule 6.19 (the “Taiwan Plan”).

(b)                                 The Company shall identify bona fide, credit-worthy third parties (the “Taiwan Purchasers”) and use its reasonable best efforts to negotiate a definitive agreement necessary to effectuate the Taiwan Divestiture on terms substantively consistent with the terms in the Taiwan Plan.  The Company shall keep Investor reasonably informed of the status of its negotiations with Taiwan Purchasers, furnish copies of draft documentation upon Investor’s request, and consult with Investor and its counsel on material terms of any definitive agreement.

(c)                                  Promptly after execution of definitive agreements with the Taiwan Purchasers, the Company shall notify the relevant Governmental Authorities of Taiwan of the Taiwan Plan and shall file for the approval thereof as required by applicable Law.  The Company shall use its reasonable best efforts to obtain from the relevant Government Authorities of Taiwan approval of the implementation and effectuation of the Taiwan Plan and confirmation that the Merger can be consummated in accordance with the Laws of Taiwan, together with any other Taiwan Approvals.  As soon as reasonably practicable after receiving such approval and confirmation from the relevant Government Authorities of Taiwan, the Company will implement the steps contemplated by the Taiwan Plan and complete at or before Closing the Taiwan Divestiture.

(d)                                 The Company shall promptly advise Investor of any communications to or from any Governmental Authority of Taiwan in connection with the implementation of the Taiwan Plan (including the Taiwan Divestiture), and shall provide Investor with copies of any such communications to the extent they are in written form.

6.20                        Stock Exchange Delisting; Deregistration.  Prior to the Closing Date, the Company shall cooperate with Investor and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Company of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1                               Conditions.  The respective obligations of Investor, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law), at or prior to the Effective Time, of each of the following conditions:

(a)                                 Requisite Stockholder Approval.  The Company shall have received the Requisite Stockholder Approval.

(b)                                 Antitrust Approvals and Government Approvals.

(i)             The HSR Antitrust Clearance and the PRC Antitrust Clearance shall have been obtained.

(ii)          Investor shall have obtained the PRC Overseas Investment Approvals, other than such PRC Overseas Investment Approvals as Investor, in its sole discretion, shall have determined to waive; provided, however, that Investor shall not be entitled to waive any PRC Overseas Investment Approvals that would, or would reasonably be expected to, adversely affect the delivery of the consideration payable in connection with the Merger in accordance with Article II.

(iii)       CFIUS Approval shall have been obtained; provided that no requirements or conditions to mitigate any national security concerns shall have been imposed, other than such requirements or conditions that Investor, Acquisition Sub or Company are obligated to accept pursuant to Section 6.2(e).

(c)                                  No Prohibitive Laws or Injunctions.  No Governmental Authority of competent jurisdiction in the United States or the PRC shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal in the United States or the PRC or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States or the PRC, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal in the United States or the PRC or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States or the PRC.

7.2                               Conditions to the Obligations of Investor and Acquisition Sub.  The obligations of Investor and Acquisition Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Investor:

(a)                                 Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth Section 3.6 (Company Capitalization) and the second sentence of Section 3.11(a) (Absence of Certain Changes) shall be true and correct (except for such inaccuracies as are de minimis in the case of Section 3.6 (Company Capitalization)) as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); (ii) each of the representations and warranties of the Company set forth in Section 3.1(a) (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.3 (Requisite Stockholder Approval), Section 3.25 (Brokers), Section 3.27 (State Anti-Takeover Statutes)  and Section 3.29 (No Rights Plan) shall be true and correct in all material respects, but without regard to any qualification as to materiality or Company Material Adverse Effect included therein, as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); and (iii) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), in each case of this clause (iii), except for any failure to be so true and correct that would not have, individually or in the aggregate, a Company Material Adverse Effect but without regard to any qualification as to materiality or Company Material Adverse Effect included therein.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement prior to the Effective Time.

(c)                                  Officer’s Certificate.  Investor and Acquisition Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d)                                 Company Material Adverse Effect.  No Company Material Adverse Effect shall have arisen or occurred following the date of this Agreement that is continuing.

(e)                                  Taiwan Divestitures.  The Company shall have obtained the Taiwan Approvals, including the approval of the Taiwan Divestitures and Taiwan Plan from the relevant Government Authority of Taiwan, and the Company shall have completed the Taiwan Divestitures pursuant to Section 6.19.

7.3                               Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)                                 Representations and Warranties.  The representations and warranties of Investor and Acquisition Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), in each case, except for any failure to be so true and correct that would not have, individually or in the aggregate, an Investor Material Adverse Effect but without regard to any qualification as to materiality or Investor Material Adverse Effect included therein.

(b)                                 Performance of Obligations of Investor and Acquisition Sub.  Each of Investor and Acquisition Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement prior to the Effective Time.

(c)                                  Officer’s Certificate.  The Company shall have received a certificate of Investor and Acquisition Sub, validly executed for and on behalf of Investor and Acquisition Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4                               Frustration of Closing Conditions.  None of Investor, Acquisition Sub or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1                               Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (with any termination by Investor also being an effective termination by Acquisition Sub):

(a)                                 by mutual written agreement of Investor and the Company;

(b)                                 by either Investor or the Company, if:

(i)             the Effective Time shall not have occurred by 5:00 p.m. New York City time on or before six (6) months after the date hereof  (the “Initial Termination Date”); provided that if on such date, all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible), except for the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.2(e), then either Investor or the Company may, in its sole discretion, extend the Initial Termination Date once to 5:00 p.m. New York City time on or before the date that is three (3) months after the Initial Termination Date (the “Extended Termination Date”); provided further that either Investor or the Company may, subject to the other party’s consent (which consent shall not be unreasonably withheld or delayed), extend the Extended Termination Date to 5:00 p.m. New York City time on or before the date that is three (3) months after the Extended Termination Date if, at the expiration of the Extended Termination Date, all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible), except for the conditions set forth in Section 7.1(b), Section 7.1(c) (but solely because of the failure of conditions in Section 7.1(b) or Section 7.2(e) to be satisfied) or Section 7.2(e) (the Initial Termination Date, as it may be extended pursuant to this Section 8.1(b)(i), the “Termination Date”); provided, however, that if the satisfaction of the last to be satisfied or waived (where permissible) of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing) occurs less than thirty (30) days prior to the Termination Date, the Termination Date shall be deemed to be extended to the extent necessary to permit the Closing to occur in accordance with Section 2.3, but no later than 5:00 p.m. New York City time on the date that is thirty (30) days after the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the closing); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto whose action or failure to act has been the principal cause of or resulted in (A) the failure to satisfy any of the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date and such action or failure to act constitutes a material breach of this Agreement, or (B) the failure of the Effective Time to have occurred prior to the Termination Date and such action or failure to act constitutes a material breach of this Agreement;

(ii)          any Governmental Authority of competent jurisdiction in the United States or the PRC shall have (A) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal in the United States or the PRC or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States or the PRC, or (B) issued or granted any Order that is in effect and has the effect of making the Merger illegal in the United States or the PRC or that has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States or the PRC, and such Order has become final and non-appealable; or

(iii)       the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on the adoption of this Agreement was taken;

(c)                                  by the Company, in the event that (i) the Company is not then in material breach of this Agreement, (ii) the representations and warranties of Investor and/or Acquisition Sub contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.3(a) would not be satisfied, or the covenants or obligations of Investor and/or Acquisition Sub contained in this Agreement shall have been breached such that the condition set forth in Section 7.3(b) would not be satisfied, and (iii) Investor and/or Acquisition Sub shall have failed to cure such breach within thirty (30) days after Investor and Acquisition Sub have received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) in respect of the breach set forth in any such written notice (A) at any time during such thirty-day period, and (B) at any time after such thirty-day period if Investor and/or Acquisition Sub shall have cured such breach during such thirty-day period);

(d)                                 by Investor, in the event that (i) Investor and Acquisition Sub are not then in material breach of this Agreement, (ii) the representations and warranties of the Company contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.2(a) would not be satisfied, or the covenants or obligations of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(b) would not be satisfied, and (iii) the Company shall have failed to cure such breach within thirty (30) days after the Company has received written notice of such breach from Investor (it being understood that Investor shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) in respect of the breach set forth in any such written notice (A) at any time during such thirty-day period, and (B) at any time after such thirty-day period if the Company shall have cured such breach during such thirty-day period);

(e)                                  by the Company, at any time prior to receiving the Requisite Stockholder Approval, in the event that (i) the Company shall have received a Superior Proposal; (ii) the Company Board and/or any authorized committee thereof shall have determined in good faith (after advice from outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law; (iii) concurrently with the termination of this Agreement, the Company enters into the definitive agreement relating to such Superior Proposal and pays Investor the Termination Fee payable to Investor pursuant to Section 8.3(b)(iii); and (iv) the Company has otherwise complied in all material respects with the provisions of Section 5.2 and Section 6.5 in connection with such Superior Proposal;

(f)                                   by Investor, in the event that (i) the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change; or (ii) an Acquisition Proposal (whether or not a Superior Proposal) is publicly commenced or announced by a Person unaffiliated with Investor and, within ten (10) Business Days after such date of commencement or announcement, the Company shall have failed to publicly reaffirm its recommendation of the Merger, and in the case of a tender or exchange offer, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer; or (iii) the Company shall have materially breached or failed to perform any of its obligations set forth in Section 5.2 or Section 6.4; or

(g)                                  by the Company, if (i) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing); (ii) Investor and Acquisition Sub fail to consummate the Merger on or before the date required by Section 2.3; (iii) thereafter, the Company has irrevocably confirmed by written notice to Investor that (A) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) and (B) the Company stands ready, willing and able to consummate the Merger during such period; and (iv) Investor and Acquisition Sub fail to consummate the Merger within three (3) Business Days of such written notice; provided, however, that during such three (3) Business Day period following the date on which the Closing should have occurred pursuant to Section 2.3 and for twenty-four (24) hours thereafter, no party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(i).

8.2                               Notice of Termination; Effect of Termination.  Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties or, for the avoidance of doubt, the Financing Sources), to the other party or parties hereto, as applicable, except for the terms of Article I (Definitions & Interpretations), Section 3.25 (Brokers),

Section 4.8 (Brokers), Section 6.16(b) (Financing Cooperation) but only with respect to the third and fourth sentences thereof, this Section 8.2, Section 8.3 (Fees and Expenses) and Article IX (General Provisions), each of which shall survive the termination of this Agreement.  In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, the Side Letter or the Guaranty, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3                               Fees and Expenses.

(a)                                 General.  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b)                                 Company Payments.

(i)             The Company shall pay to Investor $28,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Investor, within two (2) Business Days after demand by Investor, in the event that:  (A) this Agreement is terminated by Investor or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii); (B) following the date of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) a Competing Acquisition Transaction, whether or not conditional, shall have been announced, commenced or become publicly disclosed or otherwise submitted, made or become known to the Company Board and, in either case, shall not have been withdrawn or otherwise abandoned prior to the termination of this Agreement; and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), the Company or any of its Subsidiaries consummates a Competing Acquisition Transaction or enters into a definitive agreement with respect to a Competing Acquisition Transaction that is later consummated, whether or not such Competing Acquisition Transaction was the same Competing Acquisition Transaction referenced in the preceding clause (B).  For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than fifteen percent (15%)” shall be deemed to be references to “a majority.”

(ii)          The Company shall pay to Investor the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Investor, within two (2) Business Days after demand by Investor, in the event that this Agreement is terminated by Investor pursuant to Section 8.1(d); provided that if Investor terminates this Agreement pursuant to Section 8.1(d) in respect of a breach by the Company of its covenants contained in Section 5.1(b) of this Agreement with respect to the matters identified under the “Category 2” heading on Schedule 5.1(b), the Company shall pay the Termination Fee only if such breach is willful and is not otherwise cured in accordance with Section 8.1(d) and, as a result of such willful breach, the condition set forth in Section 7.2(b) would not be satisfied).

(iii)       In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), the Company shall pay to Investor the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Investor, as a condition to the effectiveness of such termination.

(iv)      In the event that this Agreement is terminated by Investor pursuant to Section 8.1(f), the Company shall pay to Investor the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Investor, within two (2) Business Days after demand by Investor.

(v)         Except in the event of a material breach of Section 5.2 or Section 6.5, in any circumstance in which Investor receives payment of the Termination Fee pursuant to this Section 8.3(b), the receipt of the Termination Fee in such circumstance shall constitute the sole and exclusive remedy of Investor and Acquisition Sub against the Company or any of its former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and upon receipt of the Termination Fee in such circumstance, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement and the Side Letter shall continue to survive and (y) the Company shall also be obligated with respect to Section 8.3(e)).  Except as expressly provided in the immediately preceding sentence, following the receipt of the Termination Fee in such circumstance, (A) none of Investor, Acquisition Sub or any Investor Related Party shall be entitled to bring, maintain or support any Legal Proceedings against the Company or any Company Related Party arising out of or in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) Investor and Acquisition Sub shall use their reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, to the extent maintained by Investor, Acquisition Sub or any Investor Related Party against the Company or any Company Related Party to be dismissed with prejudice promptly.

(c)                                  Investor Payments.

(i)             Investor shall pay to the Company $56,000,000 (the “Reverse Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two (2) Business Days after demand by the Company in the event that this Agreement is terminated by the Company pursuant to Section 8.1(c).

(ii)          In the event that this Agreement is terminated by the Company pursuant to Section 8.1(g), Investor shall pay to the Company the Reverse Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two (2) Business Days after demand by the Company.

(iii)       Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which the Company receives payment of the Reverse Termination Fee pursuant to this Section 8.3(c), the receipt of the Reverse Termination Fee in such circumstance shall constitute the sole and exclusive remedy of the Company against Investor, Acquisition Sub, the Guarantors, the Financing Sources or any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Investor Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the Guaranty, the Financing Agreements, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby, and upon receipt of the Reverse Termination Fee in such circumstance, none of the Investor Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Guaranty, the Financing Agreements, the transactions contemplated hereby or thereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement and the Side Letter shall continue to survive and (y) Investor shall also be obligated with respect to Section 8.3(e)).  Notwithstanding anything to the contrary in this Agreement, no Investor Related Party, except Investor, Acquisition Sub, the Guarantors (but only to the extent set forth in the Guaranty) and (solely to the extent set forth in Section 9.8(c)) the Financing Sources (other than the Lenders), shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement, the Guaranty or the Commitment Letters (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise.  Following the receipt of the Reverse Termination Fee in such circumstance, (A) none of the Company or any Company Related Party shall be entitled to bring, maintain or support any Legal Proceedings against Investor, Acquisition Sub or any Investor Related Party arising out of or in connection with this Agreement, the Financing Agreements, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) the Company shall use its reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the Financing Agreements, the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby, to the extent maintained by the Company or any Company Related Party against Investor, Acquisition Sub or any Investor Related Party to be dismissed with prejudice promptly.

(iv)      In no event shall the Company or any Company Related Party (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Lender or any of its former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, assignees or Representatives (solely in connection with this Agreement or the Debt Financing) or (B) seek to enforce the commitments against, make any claims for breach of the commitments contained in the Debt Commitment Letters against, or seek to recover monetary damages from, or otherwise sue, the Lenders (solely in connection with this Agreement or the Debt

Financing) for any reason, including in connection with the Debt Financing or the obligations of the Lenders thereunder.  The Company and the Company Related Parties hereby waive any and all claims and causes of action (whether in contract or in tort, in law or in equity) against the Lenders that may be based upon, arise out of or relate to this Agreement, the Debt Commitment Letters or the Debt Financing.

(d)                                 Single Payment Only.  The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee, or Investor be required to pay the Reverse Termination Fee, on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e)                                  Liquidated Damages.  Each of the Company, Investor and Acquisition Sub acknowledges and agrees that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Investor and the Company, respectively, in the circumstances in which such termination fee is payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, neither the Company nor Investor would have entered into this Agreement.

8.4                               Amendment.  Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time by execution of an instrument in writing signed on behalf of each of Investor, Acquisition Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval or adoption of such Company Stockholders under Delaware Law without such approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary contained herein, (1) Section 8.3(c)(iii), Section 8.3(c)(iv), Section 8.3(e), Section 9.6, Section 9.9, Section 9.10, Section 9.11 and this Section 8.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 8.3(c)(iii), Section 8.3(c)(iv), Section 8.3(e), Section 9.6, Section 9.9, Section 9.10, Section 9.11 or this Section 8.4) may not be amended, supplemented, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Lenders without the prior written consent of the Lenders, and (2) without limiting the prior clause (1), Section 8.3(c)(iii), Section 8.3(c)(iv), Section 8.3(e), Section 9.6, Section 9.9, Section 9.10, Section 9.11 and this Section 8.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 8.3(c)(iii), Section 8.3(c)(iv), Section 8.3(e), Section 9.6, Section 9.9, Section 9.10, Section 9.11 or this Section 8.4) may not be amended, supplemented, modified, waived or terminated in a manner that impacts or is materially adverse in any respect to the Financing Sources (other than the Lenders) without the prior written consent of the Financing Sources (other than the Lenders).

8.5                               Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, by action taken or authorized by their respective Boards of Directors, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; provided, however, that after the Requisite Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders without such further approval or adoption.  Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  Any failure or delay in exercising any right under this Agreement shall not constitute a waiver of such right, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX
GENERAL PROVISIONS

9.1                               Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Company, Investor and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

9.2                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two (2) Business Days after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (ii) upon confirmation of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise on the next succeeding Business Day in the place of receipt, in the case of delivery by hand, by facsimile (with a written or electronic confirmation of delivery to be sent by overnight courier) or by e-mail (so long as a receipt with respect to such e-mail is requested and received), in each case to the intended recipient as set forth below and accompanied by a copy sent by email (which shall not constitute notice):

(a)                                 if to Investor or Acquisition Sub, to:

Beijing Integrated Circuit Design, Packaging and Testing Equity Investment Center (Limited Partnership)

Room 201, Building 9, Zhichun Road No 56

Haidian District

Beijing, China

Attention: Xisheng Zhang, President

Facsimile No.: +86 10-82366909

E-mail: info@hua-capital.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

Unit 1301, Tower 1, China Central Place No. 81 Jianguo Road

Chaoyang District Beijing, 100025

P.R.C.

Attention:  Joseph Barbeau and Fang Xue

Facsimile No.:  +86 10 6502 8510

E-mail: jbarbeau@gibsondunn.com and fxue@gibsondunn.com

(b)                                 if to the Company, to:

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, California 95054

Attention:  Henry Yang, Chief Operating Officer; and

Vicky Chou, Senior Vice President of Global Management and General Counsel

Facsimile No.: +1 (408) 567-3006

E-mail: henry@ovt.com and legal@ovt.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Chris Fennell, Robert T. Ishii and Denny Kwon
Facsimile No.: +1 (650) 493-6811

E-mail: cfennell@wsgr.com, rishii@wsgr.com and dkwon@wsgr.com

9.3                               Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Investor and Acquisition Sub each may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to another wholly owned Subsidiary of Investor at any time upon prior consultation with the Company, in which case all references herein to “Investor” or “Acquisition Sub” shall be deemed references to such other wholly owned Subsidiary of Investor, except that all representations and warranties made herein with respect to Investor or Acquisition Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other wholly owned Subsidiary of Investor as of the date of such assignment, and no such assignment shall relieve each of Investor or Acquisition Sub of its obligations hereunder if such other wholly owned Subsidiary of Investor does not perform such obligations.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4                               Confidentiality.  Investor, Acquisition Sub and the Company hereby acknowledge that certain Affiliates of Investor and the Company have previously executed a Confidentiality Agreement, made as of May 14, 2014 (as amended from time to time, the “Confidentiality Agreement”) and a Side Letter re: Disclosure of Highly Confidential Information, made as of October 21, 2014 (as amended from time to time, the “Side Letter”), both of which will continue in full force and effect until the earlier of (a) the Effective Time and (b) the date on which such Confidentiality Agreement or Side Letter, as applicable, expires in accordance with its own terms.

9.5                               Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Annexes hereto, the Commitment Letters, the Confidentiality Agreement, the Side Letter and the Guaranty, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement, the Side Letter and the Guaranty shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement, the Side Letter or the Guaranty, as applicable, expires in accordance with its terms or is validly terminated by the parties thereto.

9.6                               No Third-Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.10, (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article II and (c) for the Lenders, among others, as set forth in and contemplated by the terms and provisions of Section 8.3(c)(iii), Section 8.3(c)(iv), Section 8.3(e), Section 8.4, Section 9.9, Section 9.10, Section 9.11 and this Section 9.6.  The Financing Sources shall be express third party beneficiaries of the terms and provisions of Section 8.3(c)(iii), Section 8.3(c)(iv), Section 8.3(e), Section 8.4, Section 9.9, Section 9.10, Section 9.11 and this Section 9.6 and may enforce such terms and provisions against each of the parties to this Agreement.

9.7                               Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8                               Remedies.

(a)                                 Except as provided in Section 8.3(b), Section 8.3(c), Section 8.3(d) and Section 8.3(e) and subject to Section 9.10 (Dispute Resolution), any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)                                 The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Investor and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Investor and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.  The Company, on the one hand, and Investor and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or the Equity Financing and to enforce specifically the terms and provisions of this Agreement or the Equity Financing shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)                                  Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of equitable relief, to cause Investor and Acquisition Sub to cause, or for the Company to directly cause, the Equity Financing to be funded at any time pursuant to the terms herein if, and only if, each of the following conditions has been satisfied: (i) with respect to any funding of the Equity Financing to occur at the Closing, all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied, and remain satisfied, at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) the financing provided for by the Debt Commitment Letters (or, if alternative financing is being used in accordance with Section 6.15(c), pursuant to the commitments with respect thereto) has been funded or would be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed that, if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are within its control to cause the Closing to occur.

For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the type provided in the preceding sentence and the payment of the Reverse Termination Fee under Section 8.3(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and monetary damages, including all or any portion of the Reverse Termination Fee.

9.9                               Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.  Notwithstanding the foregoing, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, with or against the Lenders or in any way relating to the Debt Financing, the Debt Commitment Letters or the Financing Agreements, arising out of this Agreement or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10                        Dispute Resolution.

(a)                                 Subject to Section 9.9, any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be finally settled by arbitration.  The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the Centre’s Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Rules”).  The arbitration shall be decided by a tribunal of three (3) arbitrators to be appointed in accordance with the Rules.  Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English and Chinese.  The tribunal shall decide any dispute submitted by the parties strictly in accordance with the substantive law of the State of Delaware and shall not apply any other substantive law.  Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the tribunal already appointed to hear the existing Dispute(s).  The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.  For the purpose of enforcing this agreement to arbitrate, the parties irrevocably and unconditionally submit to the jurisdiction of the courts of Hong Kong and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.  For the purpose of enforcement of an award, the parties hereto irrevocably and unconditionally waive any defense of inconvenient forum in any court of competent jurisdiction.

(b)                                 Notwithstanding anything in this Agreement to the contrary, and without in any way limiting Section 8.3(c), each of the parties hereto agrees (i) that it will not bring or permit any of its Affiliates or Representatives to bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letters or the Financing

Agreements executed in connection therewith or the performance thereof, if and to the extent any such claim would otherwise be availing,, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and each of the parties hereto submits for itself and its property with respect to any such action, cause of action, claim, cross-claim or third-party claim to the exclusive jurisdiction of such courts, (ii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.2 shall be effective service of process against it for any such action, brought in any such court, (iii) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (iv) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.11                        WAIVER OF JURY TRIAL.  EACH OF INVESTOR, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF INVESTOR, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM CONTEMPLATED BY SECTION 9.10(b).

9.12                        Company Disclosure Letter References.  The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties of the Company that are set forth in this Agreement, but, in the case of this clause (b), only if the relevance of that disclosure as an exception to (or a disclosure for the purposes of) such other representations and warranties is readily apparent on the face of such disclosure.

9.13                        Counterparts; Facsimile or .pdf Signature.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed by facsimile or .pdf signature, and a facsimile or .pdf signature shall constitute an original for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

SEAGULL INTERNATIONAL LIMITED

By:	/s/ Zhen JI

Name:	Zhen JI

Title:	Authorized Signatory

SEAGULL ACQUISITION CORPORATION

By:	/s/ Zhen JI

Name:	Zhen JI

Title:	Authorized Signatory

OMNIVISION TECHNOLOGIES, INC.

By:	/s/ Henry Yang

Name: Henry Yang

Title: Chief Operating Officer

[AGREEMENT AND PLAN OF MERGER
by and among
SEAGULL INTERNATIONAL LIMITED,
SEAGULL ACQUISITION CORPORATION

and
OMNIVISION TECHNOLOGIES, INC.]

ANNEX A

FORM OF LIMITED GUARANTY

THIS LIMITED GUARANTY (this “Limited Guaranty”) is made and entered into as of April 30, 2015 by [GUARANTOR] (“Guarantor”),(1) in favor of OmniVision Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

A.                                    Seagull International Limited, a Cayman Islands exempted company with limited liability (“Investor”), Seagull Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Investor (“Acquisition Sub”) and the Company have entered into that certain Agreement and Plan of Merger, dated as of even date herewith, (as amended, restated, supplemented or otherwise modified from time to time on the terms thereof, the “Merger Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

B.                                    Guarantor is a [ENTITY TYPE] and is an indirect shareholder of Investor.

C.                                    It is a condition precedent to the entering into of the Merger Agreement that Guarantor execute this Limited Guaranty.

NOW, THEREFORE, in consideration of the above recitals, which are incorporated into this Limited Guaranty below by reference as if fully set forth therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor agrees with the Company as follows:

AGREEMENT

ARTICLE I

REPRESENTATIONS AND WARRANTIES

Guarantor makes the following representations and warranties to and in favor of the Company:

Section 1.1                                    Existence and Rights.  Guarantor is a [ENTITY TYPE] duly formed and validly existing under the Laws of [JURISDICTION].  Guarantor has the requisite power and authority, rights and franchises to own its property and to carry on its business as now carried on, and is duly qualified and in good standing in each jurisdiction in which the property it owns or the business it conducts makes such qualification necessary, and Guarantor has the requisite power and authority to execute and deliver, and to perform under, this Limited Guaranty.

(1)         Each Sponsor (as defined in the Equity Commitment Letter) will enter into a separate Limited Guaranty and will be responsible for its Pro Rata Share of the Reverse Termination Fee guaranty.

Section 1.2                                    Limited Guaranty Authorized and Binding.  The execution and delivery of, and the performance under, this Limited Guaranty by Guarantor have been duly authorized by all requisite organizational actions, and no other proceedings or actions on the part of Guarantor are necessary therefor. This Limited Guaranty is a valid and legally binding obligation of Guarantor enforceable in accordance with its terms, subject to the Enforceability Limitations.

Section 1.3                                    No Conflict.  The execution and delivery of, and the performance under, this Limited Guaranty by  Guarantor do not and will not (a) violate or conflict with its organizational documents, (b) violate or conflict with any applicable Law or Order binding on Guarantor, (c) require the consent, approval, Order or authorization of, filing or registration with, or notification to any Governmental Authority, (d) cause any security interest, lien or other encumbrance to be created or imposed upon any of Guarantor’s assets or property, or (e) violate, conflict with, require consent under, or result in the breach of or loss of benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Guarantor is a party or by which it or any of its property is or may be bound or affected, except, in each case of clauses (b), (c), (d) and (e), as would not prevent or materially delay Guarantor’s ability to perform its obligations hereunder.

Section 1.4                                    Review of Documents.  Guarantor hereby acknowledges that it has copies of and is fully familiar with the Merger Agreement.

Section 1.5                                    Financial Capacity.  Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty in full, and all funds necessary for Guarantor to fulfill its obligations under this Limited Guaranty in full shall be available to Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 2.2.

ARTICLE II

LIMITED GUARANTY

Section 2.1                                    Limited Guaranty.

(a)                                 Subject to the limitations set forth in Section 2.1(b), Guarantor hereby unconditionally and irrevocably guarantees to the Company, severally and not jointly, as primary obligor and not merely as surety, the prompt payment (on demand and in lawful money of the United States) of Guarantor’s Pro Rata Share (as defined in the Equity Commitment Letter) of (i) the Reverse Termination Fee, in the event the Reverse Termination Fee becomes payable as a result of an occurrence of any of the circumstances outlined in Section 8.3(c) of the Merger Agreement or pursuant to a determination by an arbitration tribunal under Section 9.10 of the Merger Agreement that the Reverse Termination Fee is due and payable following a termination of the Merger Agreement pursuant to Article VIII thereof, and (ii) the reimbursement and indemnification obligations of Investor under Section 6.16(b) of the Merger Agreement, if and when such obligations become payable pursuant to Section 6.16(b) of the Merger Agreement, in each case of clauses (i) and (ii), subject to the terms and conditions set forth therein (as such provisions may be amended from time to time) and herein (the “Guaranteed Obligations”); provided that the maximum aggregate liability of Guarantor hereunder shall not exceed Guarantor’s Pro Rata Share of an amount equal to (A) the sum of (1) the Reverse Termination Fee and (2) the amount of the reimbursement and indemnification obligations under Section 6.16(b) of the Merger Agreement (subject to the terms and conditions set forth therein), minus (B) any amount actually paid by Investor and/or Acquisition  Sub to the Company in respect of the Guaranteed Obligations (the total of clauses (A) and (B), the “Cap”).  Notwithstanding any other provision of this Limited Guaranty, payment by Guarantor hereunder shall not be due prior to the date that is 15 Business Days after the date on which the Company notifies Guarantor that Investor has failed to pay the Reverse Termination Fee when due in accordance with the terms of the Merger Agreement.

(b)                                 Guarantor shall be liable to the Company only up to the Cap.  In addition, in no event shall Guarantor be obligated to make payments to the Company with respect to this Limited Guaranty, the Equity Commitment Letter, the Merger Agreement or any other document or instrument delivered in connection herewith or therewith (the “Transaction Documents”) or the transactions contemplated hereby or thereby that exceed the Cap, and this Limited Guaranty may not be enforced against Guarantor with respect to any amounts in excess of the Cap.  The Company hereby agrees that in no event shall Guarantor be required to pay any amounts to the Company under, with respect to, or in connection with any Transaction Documents other than as expressly set forth herein.

(c)                                  Notwithstanding the foregoing, in the event that the Company, directly or indirectly, claims, attempts, commences litigation or other proceedings in order to assert, asserts, demands or otherwise seeks to claim that the provisions of Section 2.1 hereof limiting Guarantor’s aggregate liability to the Cap or any other provisions of this Limited Guaranty are illegal, invalid or unenforceable in whole or in part, or attests any theory of liability against Guarantor or any Affiliate of Guarantor with respect to the transactions contemplated by any Transaction Document (other than any Excluded Claim (as defined below)), then (A) the obligations of Guarantor under this Limited Guaranty shall terminate ab initio and shall thereupon be null and void, (B) if Guarantor has previously made any payments under this Limited Guaranty, it shall be repaid such payments from the Company and (C) neither Guarantor nor any Non-Recourse Parties (as defined in the Equity Commitment Letter) shall have any liability to the Company or any of its Affiliates with respect to the Merger Agreement, the transactions contemplated by the Merger Agreement or under this Limited Guaranty.

Section 2.2                                    Continuing Guaranty.  This is a continuing guaranty of the Guaranteed Obligations and shall remain in full force and effect until the earliest to occur of (a) the payment in full of the Guaranteed Obligations (by either Investor, Acquisition Sub or Guarantor) (subject to the Cap); (b) the termination of the Merger Agreement in accordance with its terms, but only if neither Investor nor Acquisition Sub has any liability or financial obligation to the Company in respect of any Guaranteed Obligations; (c) the day that is nine (9) months after the termination of the Merger Agreement if Investor or Acquisition Sub has any liability or financial obligation to the Company in respect of any Guaranteed Obligations and no claim is brought thereunder; provided that if such claim is brought, this Limited Guaranty shall not terminate until either (i) a final resolution of such claim and payment of any amounts required to be paid in respect of such final resolution or (ii) a written agreement signed by each of the parties hereto terminating this

Limited Guaranty; or (d) consummation of the Closing.  Upon (A) the termination of the Merger Agreement in accordance with its terms, but only if neither Investor nor Acquisition Sub has any liability or financial obligation to the Company in respect of the Reverse Termination Fee that survives such termination; (B) (1) the day that is nine (9) months after the termination of the Merger Agreement if Investor or Acquisition Sub has any liability or financial obligation to the Company in respect of the Reverse Termination Fee and no claim is brought thereunder, or, (2) if such claim is brought, the date of a final resolution of such claim and payment of any amounts required to be paid in respect of such final resolution, or the date of any written agreement signed by each party hereto to terminate this Limited Guaranty; or (C) consummation of the Closing; this Limited Guaranty shall automatically become void, and Guarantor shall thereafter no longer have any liability whatsoever arising hereunder.  Guarantor understands and agrees that, subject to the immediately preceding two sentences, this Limited Guaranty shall be construed as an irrevocable and continuing guaranty of payment and shall be enforceable by the Company and its successors, transferees and assigns, subject to the terms set forth herein. Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim asserting that this Limited Guaranty is illegal, invalid or unenforceable, in whole or in part.  Notwithstanding anything to the contrary herein, if on or prior to the date of termination of this Limited Guaranty, any proceeding to enforce this Limited Guaranty has been commenced pursuant to Section 3.6, then Guarantor’s obligations hereunder shall survive such termination until such proceeding is finally and conclusively resolved.

Section 2.3                                    Nature of Guaranty.  This Limited Guaranty is a primary obligation of Guarantor and is not merely the creation of a surety relationship, and the Company shall not be required to proceed first against Investor or Acquisition Sub or any other Person before proceeding against Guarantor hereunder.  A separate action or separate actions under this Limited Guaranty may be brought and prosecuted against Guarantor whether or not any action is brought or prosecuted against Investor, Acquisition Sub or any other Person or whether Investor or any other Person is joined in any such action or actions.  This Limited Guaranty is an unconditional guarantee of payment and not of collection.

Section 2.4                                    Waivers.

(a)                                 Guarantor hereby waives the right to require the Company to proceed against Investor or any other Person liable for the Guaranteed Obligations or to pursue any other remedy in the Company’s power whatsoever, and Guarantor waives the right to have the proceeds of property of Investor or any other Person liable on the Guaranteed Obligations first applied to the discharge of the Guaranteed Obligations.  Guarantor hereby waives, to the fullest extent permitted by Law, all rights and benefits under any applicable Law purporting to reduce a guarantor’s obligations in proportion to the obligation of the principal.  When making any demand on Guarantor hereunder with respect to the payment of the Guaranteed Obligations, the Company shall be under no obligation to make a similar demand on Investor, Acquisition Sub or any other Person or otherwise pursue its claims under the Equity Commitment Letter or the Merger Agreement (including any claim seeking the Equity Contribution to be funded to effect the consummation of the Merger), and any failure by the Company to make any such demand, pursue any such claims, or to collect any payments from Investor, Acquisition Sub or any other Person shall not relieve Guarantor of its obligations or liabilities hereunder.  Subject to Section 8.3(c) and Section 9.8 of the Merger Agreement and Section 2.1(b), the Company may, at its

election, exercise any right or remedy it may have against Investor or any other Person without affecting or impairing in any way the liability of Guarantor hereunder, except to the extent that any portion of the Guaranteed Obligations has been indefeasibly paid, and Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other right or remedy of Guarantor against Investor or Acquisition Sub, whether resulting from such election by the Company or otherwise.

(b)                                 Guarantor hereby waives any defense based upon or arising by reason of: (i) any lack of authority of any officer, director or any other Person acting or purporting to act on behalf of Investor or Acquisition Sub, or any defect in the formation of Investor or Acquisition Sub, (ii) any act or omission by Investor or Acquisition Sub which directly or indirectly results in or aids the discharge of Investor or Acquisition Sub or any portion of the Guaranteed Obligations by operation of Law or otherwise, (iii) any lack of validity or enforceability of the Merger Agreement or of any other agreement or instrument referred to therein but only to the extent such lack of validity or unenforceability arises out of any act or omission on the part of Investor, Acquisition Sub or Guarantor or is owing to any lack of corporate or similar power or authority of Investor, Acquisition Sub or Guarantor, (iv) the adequacy of any other means the Company may have of obtaining payment relating to the Guaranteed Obligations, (v) any modification, amendment or waiver of the Merger Agreement or of any other agreement or instrument referred to therein, in any form whatsoever, including, without limitation, the renewal, extension, acceleration or other change in time for, or manner of, payment or performance of the Reverse Termination Fee or any other Guaranteed Obligations, any waiver or modification of conditions precedent or any other change in the terms of the Reverse Termination Fee, the other Guaranteed Obligations or any part thereof, (vi) the addition or substitution of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, (vii) any change in the limited partnership, limited liability company, corporate or other existence of Investor or any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, (viii) any discharge of Guarantor as a matter of applicable Law or equity (other than a discharge of Guarantor with respect to the Guaranteed Obligations as a result of payment of the Guaranteed Obligations in accordance with their terms, a discharge of Investor with respect to the Guaranteed Obligations under the Merger Agreement, or defenses to the payment of the Guaranteed Obligations that would be available to Investor under the Merger Agreement), or (ix) except as provided herein, the existence of any claim, offset or other right which Guarantor may have at any time against Investor or the Company or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise (other than defenses to the payment of the Guaranteed Obligations that are available to Investor under the Merger Agreement).

(c)                                  Guarantor hereby waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Limited Guaranty and of the existence, creation or incurring of new or additional obligations.  Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Investor and Acquisition Sub and of all other circumstances bearing upon the risk of nonpayment or nonperformance by Investor or Acquisition Sub of the Guaranteed Obligations which diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from Investor on a continuing basis, and agrees that the Company shall have no duty to advise Guarantor of information known to it regarding such condition or any such circumstances.  Guarantor hereby waives notice of any action taken or omitted by the Company in reliance hereon, any requirement that the Company be diligent and prompt in making demands hereunder, notice of any waiver or amendment of any terms and conditions of the Merger Agreement, notice of any default by Investor or Acquisition Sub or the assertion of any right of Company hereunder, and any right to plead or assert any election of remedies in any action to enforce this Limited Guaranty with respect to its obligations hereunder.

Section 2.5                                    Bankruptcy Not Discharge.  Subject to Section 2.2, this Limited Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any or all of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Company upon the insolvency, bankruptcy or reorganization of Investor or Acquisition Sub.  Notwithstanding any amendment, waiver, modification, stay or cure of the Company’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Investor or Acquisition Sub, whether permanent or temporary, and whether or not assented to by the Company, Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Guaranteed Obligations and discharge its other obligations as set forth in this Limited Guaranty in effect on the date hereof.  Guarantor understands and acknowledges that by virtue of this Limited Guaranty, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Investor and Acquisition Sub.  The Company shall not be obligated to file any claim relating to this Limited Guaranty in the event that Investor or Acquisition Sub becomes subject to bankruptcy or reorganization or similar proceeding, and the failure of the Company to so file shall not affect Guarantor’s obligations hereunder.

Section 2.6                                    Guarantor’s Understandings With Respect To Waivers.  Guarantor warrants and agrees that each of the waivers set forth in this Article II is made with Guarantor’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or Law.  If any of said waivers are determined to be contrary to any applicable Law or public policy, such waiver shall be effective only to the extent permitted by Law.

Section 2.7                                    Covenants of the Company.

(a)                                 The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, any Transaction Document or the transactions contemplated thereby against Guarantor or any Non-Recourse Party, except for (i) claims against Guarantor (but not any Non-Recourse Party) under this Limited Guaranty (subject to the Cap and other limitations described herein), (ii) any claim against Investor and Acquisition Sub to the extent expressly permitted under the Merger Agreement (subject to the limitations set forth in the Merger Agreement), (iii) any claim seeking the Equity Contribution to be funded to effect the consummation of the Merger brought under, and pursuant to the terms and conditions of, Section 9.8(c) of the Merger Agreement and (iv) any claim under the Confidentiality Agreement and the Side Letter (but solely against the other parties thereto) (such claims described in clauses (i), (ii), (iii) and (iv) collectively, “Excluded Claims”) .

(b)                                 Notwithstanding anything to the contrary contained in this Limited Guaranty, the Company hereby agrees that to the extent Investor is indefeasibly relieved in full of its payment obligations under the Merger Agreement (other than due to a rejection of the Merger Agreement in the context of a bankruptcy, reorganization, liquidation or insolvency of Investor or Acquisition Sub or resulting from any change in the corporate existence, structure or ownership of Investor or Acquisition Sub), Guarantor shall be similarly relieved of its obligations under this Limited Guaranty.

(c)                                  Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guaranty, the Company covenants, agrees and acknowledges that no Person other than Guarantor has any obligations hereunder.  The Company further covenants, agrees and acknowledges that the Company has no right of recovery under this Limited Guaranty (or any claim based on the obligations hereunder) against, and no personal liability shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, through Investor or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Investor against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise.

(d)                                 The Company covenants, agrees and acknowledges that the only rights of recovery that the Company has with respect to any Transaction Document or the transactions contemplated thereby are (i) its rights to recover from Investor and Acquisition Sub under and to the extent expressly provided in the Merger Agreement and from Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guaranty and subject to the Cap and other limitations described herein, (ii) the Company’s right to seek specific performance of the obligations of Investor pursuant to the terms of Section 9.8 of the Merger Agreement (subject to the limitations set forth in the Merger Agreement) and (iii) the Company’s rights under the Confidentiality Agreement and the Side Letter (but solely against the other parties thereto); provided, however, that in the event Guarantor or any Successor Entity (as defined below) (1) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (2) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of Guarantor’s or Successor Entity’s remaining net assets plus uncalled capital is less than the Cap, then the Company may seek recourse, whether by enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statue, regulation or other applicable Law, against such continuing or surviving entity (the “Successor Entity”), but only to the extent of the liability of Guarantor hereunder.

(e)                                  Notwithstanding any other provision of this Limited Guaranty, the Company hereby agrees that Guarantor may assert, as a defense to, or release or discharge of, any payment, right or performance by Guarantor under this Limited Guaranty, any claim, offset, deduction, defense or release that Investor could assert against the Company under the terms of, or with respect to, the Merger Agreement.

(f)                                   Recourse against Guarantor under and pursuant to the terms of this Limited Guaranty shall be the sole and exclusive remedy of the Company and its respective Affiliates, and the Company hereby waives, to the maximum extent permitted under Law, every right of recovery, against Guarantor and the Non-Recourse Parties with respect to any liabilities or obligations arising under, or in connection with, any Transaction Document or the transactions contemplated thereby, including by piercing of the corporate veil or by asserting a claim by or on behalf of Investor, the Company or any other Person seeking to compel performance of Investor’s financing (other than any Excluded Claims).  The Company hereby waives every right of recovery against Guarantor and each Non-Recourse Party under or in connection with or related to this Limited Guaranty, any other Transaction Documents, or the transactions contemplated hereby or thereby, and hereby releases Guarantor and each Non-Recourse Party from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with this Limited Guaranty, any other Transaction Documents or the transactions contemplated hereby or thereby, other than Excluded Claims.  Nothing set forth in this Limited Guaranty shall confer or give or shall be construed to confer or give to any Person other than the Company, its successors, transferees or assigns (including any Person acting in a representative capacity) any rights or remedies against any Person including Guarantor, except as expressly set forth herein.

ARTICLE III

MISCELLANEOUS

Section 3.1                                    Survival of Warranties.  The representations, warranties, and covenants of Guarantor in this Limited Guaranty shall survive the execution and delivery of this Limited Guaranty and shall be deemed made continuously, and shall continue in full force and effect, until the termination of this Limited Guaranty.

Section 3.2                                    No Waiver.  No waiver, forbearance, failure or delay by the Company in exercising, or in beginning to exercise, any right, power or remedy, nor any simultaneous or later exercise thereof, shall constitute a waiver of the Company’s rights hereunder, and every right, power or remedy of the Company shall continue in full force and effect until such right, power or remedy is specifically waived in writing.  No single or partial exercise of any right, power or remedy by the Company shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies that may be available to the Company at law, in equity, or otherwise.

Section 3.3                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two (2) Business Days after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (ii) upon confirmation of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise on the next succeeding Business Day in the place of receipt, in the case of delivery by hand, by facsimile (with a written or electronic confirmation of delivery to be sent by overnight courier) or by e-mail (so long as a receipt with respect to such e-mail is requested and received), in each case to the intended recipient as set forth below and accompanied by a copy sent by email (which shall not constitute notice):

If to Guarantor:

[•]
Attention: [•]
Facsimile No.: [•]
E-mail: [•]

with a copy to:

[•]
Attention: [•]
Facsimile No.: [•]
E-mail: [•]

If to the Company:

OmniVision Technologies, Inc.
4275 Burton Drive
Santa Clara, California 95054
Attention: Henry Yang, Chief Operating Officer; and
Vicky Chou, Senior Vice President of Global Management and General Counsel
Facsimile No.: +1 (408) 567-3006
E-mail: henry@ovt.com and legal@ovt.com

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Chris Fennell, Robert T. Ishii and Denny Kwon
Facsimile No.: (650) 493-6811
E-mail: cfennell@wsgr.com, rishii@wsgr.com and dkwon@wsgr.com

Section 3.4                                    Severability.  In the event that any provision of this Limited Guaranty, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Limited Guaranty will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  Guarantor and the Company further agree to replace such void or unenforceable provision of this Limited Guaranty with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 3.5                                    Governing Law.  This Limited Guaranty shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its conflict of laws.

Section 3.6                                    Submission to Jurisdiction; Disputes; Waiver of Jury.

(a)                                 Jurisdiction, Venue and Disputes. Subject to Section 3.5, any dispute, controversy or claim arising out of or relating to this Limited Guaranty or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Limited Guaranty) (each, a “Dispute”) shall be finally settled by arbitration.  The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the Centre’s Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Rules”).  The arbitration shall be decided by a tribunal of three (3) arbitrators to be appointed in accordance with the Rules.  Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English and Chinese.  The tribunal shall decide any dispute submitted by the parties strictly in accordance with the substantive law of the State of Delaware and shall not apply any other substantive law.  Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the tribunal already appointed to hear the existing Dispute(s).  The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.  For the purpose of enforcing this agreement to arbitrate, the parties irrevocably and unconditionally submit to the jurisdiction of the courts of Hong Kong and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.  For the purpose of enforcement of an award, the parties hereto irrevocably and unconditionally waive any defense of inconvenient forum in any court of competent jurisdiction.

(b)                                 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF EACH OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.  EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.6(B).

Section 3.7                                    Binding Effect; Assignment.  Neither Guarantor nor the Company may assign either this Limited Guaranty or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided that Guarantor each may assign, in its sole discretion, any or all of its rights, interests and obligations under this Limited Guaranty to one or more of its Affiliates at any time, in which case all references herein to “Guarantor” shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Guarantor as of the date of this Limited Guaranty shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment, and no such assignment shall relieve Guarantor of its obligations hereunder if such other Affiliate does not perform such obligations.  Subject to the preceding sentence, this Limited Guaranty shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 3.8                                    Relationship of the Parties. This Limited Guaranty is not intended to, and does not create any agency, partnership, fiduciary or joint venture relationship between any of the parties hereto, and the obligations of Guarantor under this Limited Guaranty are solely contractual in nature.

Section 3.9                                    Headings.  Article and Section headings in this Limited Guaranty are included herein for the convenience of reference only and shall not constitute a part of this Limited Guaranty for any other purpose.

Section 3.10                             Entire Agreement.  This Limited Guaranty constitutes the entire agreement and understanding between Guarantor and the Company pertaining to the subject matter hereof and supersedes all prior or contemporaneous drafts, agreements, representations and understandings of the parties.  Each party acknowledges that it has expressly bargained for a prohibition of any implied or oral amendments or modifications of any kind, nature or character.  Guarantor and the Company agree and acknowledge that this Limited Guaranty is fully integrated and not in need of parol evidence in order to reflect the intentions of the parties, and that the parties intend the literal words of this agreement to govern the transactions described herein, and for all prior negotiations, drafts and other extraneous communications to have no significance or evidentiary effect whatsoever.

Section 3.11                             Counterparts.  This Limited Guaranty may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Limited Guaranty may be executed by facsimile or .pdf signature, and a facsimile or .pdf signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, this Limited Guaranty has been entered into by the undersigned as of the date first above written.

GUARANTOR:

[GUARANTOR]

By:
Name:
Title:

[SIGNATURE PAGE TO LIMITED GUARANTY]

ACCEPTED BY:

OMNIVISION TECHNOLOGIES, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO LIMITED GUARANTY]